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        Exhibit 1

Tesma International Inc.

Annual Information Form

May 17, 2004

ANNUAL INFORMATION FORM

TABLE OF CONTENTS

        Throughout this Annual Information Form, when we use the terms "we", "us", "our" and other similar expressions, we are referring to Tesma International Inc. and its subsidiary entities, unless the context otherwise requires.

CHANGE IN FINANCIAL YEAR END AND REPORTING CURRENCY

        Effective December 31, 2002, we changed our fiscal year end from July 31 to December 31. Accordingly, all references in this Annual Information Form to specific fiscal years are references to the fiscal year ended on July 31 of the year named, references to the fiscal 2002 stub period are references to the five-month period ended December 31, 2002 and references to calendar years are references to the twelve-month periods ending on or after December 31, 2003. In a number of places in this Annual Information Form, we have compared financial or other numerical measures for calendar 2003 against such measures for the unaudited year ended December 31, 2002 instead of the fiscal 2002 stub period in order to provide more informative and appropriate comparative data. Commencing January 1, 2003, we changed our financial reporting currency from Canadian dollars to U.S. dollars. Accordingly, all references in this Annual Information Form to dollar amounts are to U.S. dollars, unless otherwise stated, and all amounts shown in U.S. dollars for periods prior to January 1, 2003 have been converted from Canadian dollars to U.S. dollars at the applicable exchange rates described in Note 1(c) "Significant Accounting Policies — Reporting Currency and Foreign Currency Translation" of our audited consolidated financial statements for the year ended December 31, 2003. The functional currencies of our operating divisions remain unchanged.

FORWARD-LOOKING STATEMENTS

        The contents of this Annual Information Form (and the documents incorporated by reference) contain statements which, to the extent that they are not recitations of historical fact, may constitute "forward-looking statements" within the meaning of applicable securities legislation, including Section 21E of the United States Securities Exchange Act of 1934. Forward-looking statements may include financial and other projections, as well as statements regarding our future plans, objectives or economic performance, or the assumptions underlying any of the foregoing. In this Annual Information Form, we use words such as "may", "would", "could", "will", "likely", expect", "anticipate", "believe", "intend", "plan", "forecast", "project", "estimate" and other similar expressions to identify forward-looking statements. Forward-looking information involves certain risks, assumptions, uncertainties and other factors which may cause actual future results or anticipated events to differ materially from those expressed or implied in any forward-looking statements. In our case, these factors principally relate to the risks associated with the automotive industry and include, but are not limited to:

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  our operating and/or financial performance, including the effect of new accounting standards on our reported financial results;
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  our ability to identify, negotiate, complete and integrate acquisitions;
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  the ability to finance our business requirements, including raising required funding as necessary;
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  global economic conditions and changes in the various economies in which we operate;
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  our relationship with Magna International Inc.;
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  fluctuations in interest rates;
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  changes in consumer and business confidence levels;
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  consumers' personal debt levels;
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  vehicle prices;
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  the extent and nature of purchasing or leasing incentive campaigns offered by automotive manufacturers;
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  environmental emission and safety regulations;
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  fuel prices and availability;
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  the continuation and extent of outsourcing by automotive manufacturers;
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  the extent, continued use and availability of steel as a primary material for automotive parts versus alternate materials (such as aluminium and plastics);
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  our ability to continue to meet customer specifications relating to product performance, cost, quality, delivery and service;
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  industry cyclicality or seasonality;
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  trade and/or labour issues or disruptions;
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  customer pricing pressures, pricing concessions and cost absorptions;
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  warranty, recall and product liability costs and risks;
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  actual levels of program production volumes by our customers compared to original expectations, including program cancellations or delays and changes in product mix;
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  new program launch risks;
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  our dependence on certain engine and transmission programs and the market success and consumer acceptance of the vehicles into which such powertrain products are installed;
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  our relationship with and dependence on certain customers;
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  currency exposure;
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  technological developments by our competitors;
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  governmental, environmental and regulatory policies and our ability to anticipate or respond to changes therein;
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  disruptions due to terrorism or war; and
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  other changes in the competitive environment in which we operate.

        For a more detailed discussion of some of these factors, reference is made to the disclosures regarding risks and uncertainties set out in "ITEM 9. — OTHER FACTORS". We do not intend, nor do we undertake any obligation, to update or revise any forward-looking statements to reflect subsequent information, events, results, circumstances or otherwise.

ITEM 1. CORPORATE STRUCTURE

NAME AND INCORPORATION

        We are organized under the Business Corporations Act (Ontario) (the "OBCA") pursuant to restated articles of incorporation dated March 17, 1999. We are the successor to a corporation incorporated on June 27, 1989 under the OBCA which amalgamated with Tesma Manufacturing Inc. and Blau Autotec Inc. pursuant to articles of amalgamation filed on July 31, 1995. Our registered and principal office is located at 1000 Tesma Way, Concord, Ontario, Canada, L4K 5R8 (telephone number: (905) 417-2100).

        We are controlled by Magna International Inc. ("Magna") through Magna's direct and indirect ownership of 100% of our Class B Shares which, in the aggregate, represent approximately 44% of our total equity and 89% of the total votes attaching to all of our outstanding Class A Subordinate Voting Shares and Class B Shares as at March 26, 2004 (i.e. the record date for determining the holders of record of our Class A Subordinate Voting Shares and Class B Shares entitled to receive notice of the annual meeting of shareholders held on May 4, 2004). See "ITEM 6. MARKET FOR SECURITIES" and "ITEM 9. OTHER FACTORS — RELATIONSHIP WITH MAGNA".

INTERCORPORATE RELATIONSHIPS

        A list of our principal subsidiary entities as at December 31, 2003, including our ownership interests in such subsidiary entities and their respective jurisdictions of incorporation or formation, is set out on Schedule "A". Our legal structure is not necessarily indicative of our operational structure.

ITEM 2. GENERAL DEVELOPMENT OF THE BUSINESS

OVERVIEW

        We operate in the automotive powertrain industry segment, and we are a leading supplier across certain of our primary product technologies groups of engine, transmission and fueling components, assemblies, modules and systems for cars and light trucks.

        We design, engineer, test and manufacture our products, primarily as a "Tier I" supplier (see "ITEM 3. NARRATIVE DESCRIPTION OF THE BUSINESS — SALES AND MARKETING"), for our automotive original equipment manufacturer ("OEM") customers. Although we are principally a supplier to OEMs in North America and Europe, we have a diversified worldwide customer base that spans each of the four major automotive markets — North America, Europe, Asia Pacific and South America. As at December 31, 2003, we had approximately 5,000 employees, 25 manufacturing facilities in Canada (Ontario and Nova Scotia), the United States (Michigan), Germany, Austria, Italy, South Korea, China and Brazil, and five focused tooling, design and research and development centres supporting our three product technologies groups — Tesma Engine Technologies, Tesma Transmission Technologies and Tesma Fuel Technologies.

        Approximately 76% of our consolidated sales in calendar 2003 represented products manufactured in Canada and the United States, with a further 24% manufactured in Europe, Asia Pacific and Brazil. In North America, our primary customers are the various North American operating divisions and subsidiaries of General Motors Corporation ("GM"), Ford Motor Company ("Ford") and DaimlerChrysler AG ("DaimlerChrysler"), which collectively accounted for approximately 54% of our sales in calendar 2003. Sales to all of our North American customers represented 66% of our consolidated sales in calendar 2003. Our customer base in Europe is diversified, and includes virtually all significant OEMs with vehicle assembly operations in Europe. In the aggregate, our European customers accounted for approximately 30% of our sales in calendar 2003, with a majority of such sales made to the various European operating divisions and subsidiaries of Volkswagen AG — Audi Group ("Volkswagen"), DaimlerChrysler and GM. Sales to our customers in the Asia Pacific region and South America represented 3% and 1%, respectively, of our consolidated sales in calendar 2003. Worldwide sales to GM, Ford, DaimlerChrysler and Volkswagen represented approximately 76% of our sales in calendar 2003.

ORGANIZATION AND POLICIES

  Decentralization

        We follow a strategy of functional and operational decentralization which we believe increases flexibility, customer responsiveness and productivity. Our manufacturing operations are conducted through plants or operating divisions which function as autonomous operating units. Each manufacturing facility is a separate profit centre managed by a general manager with production expertise who has discretion, within guidelines established by our Board of Directors (our "Board") or by corporate management, to determine rates of pay, hours of work, sources of supply and contracts to be performed. Our plants and operating divisions are supported by corporate and group staff who provide business development, information systems, manufacturing, finance, treasury, legal, product development, and sales and marketing services. Corporate management establishes operating policies that are consistent with the guidelines established by our Board, provides coordination and specialized assistance to our plants and product technologies groups, develops business opportunities and formulates strategic product and other plans.

        Our plants and operating divisions are arranged geographically to meet the requirements of our customers in each of the North American, European, Asian Pacific and South American markets. Most of these production facilities have the technological product and processing capabilities to supply a variety of parts and assemblies that span across our three primary product groups namely, engine, transmission and fuel technologies. In order to optimize manufacturing efficiencies and to better implement our specific product strategies on a coordinated basis: during fiscal 2000, we introduced "lead" divisions in North America for each of our three product technologies groups; during fiscal 2001, we appointed group management with an operations focus for each of these areas; and, during fiscal 2002, the fiscal 2002 stub period and calendar 2003, we expanded the engineering and product development and testing resources for each group and extended the scope and mandate of our group management teams beyond North America to include our operations in Europe and Asia Pacific. While our Litens Automotive Partnership and its subsidiary entities (collectively, "Litens Automotive") forms part of our Tesma Engine Technologies product group, it operates and functions under its own group management team.

        For a broader discussion of our operations, see "ITEM 3. NARRATIVE DESCRIPTION OF THE BUSINESS".

  Operating Principles

        We are committed to a number of operating policies and principles, including employee equity participation and profit sharing, incentive-based management compensation and an employee's charter of rights. See "ITEM 3. NARRATIVE DESCRIPTION OF THE BUSINESS — HUMAN RESOURCES".

RECENT TRENDS IN THE AUTOMOTIVE INDUSTRY

        A number of trends have had a significant impact on the global automotive industry in recent years, including the following:

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  increasing pressure on automotive suppliers to reduce their prices;
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  globalization and consolidation of the automotive industry;
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  evolving role of automotive suppliers and their progression up the "value chain";
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  increasing outsourcing and modularization of automotive components production;
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  increasing prevalence of lower volume "niche" vehicles built off high volume global vehicle platforms; and
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  continuing growth of North American subsidiaries of foreign-based OEMs.

  Increasing Pressure on Automotive Suppliers to Reduce Their Prices

        OEMs continue to seek ways to reduce their cost of producing vehicles as competition for market share among them has become more intensified. In addition to seeking cost efficiencies in their own production, marketing and administrative structures, OEMs have placed significant pressure on automotive suppliers to reduce the price of the components, assemblies and modules they supply. This price reduction pressure has come in different forms, including: long-term supply agreements containing pre-determined price reductions for each year of production; one-time price reduction demands; pressure to absorb more design, development and engineering costs previously paid for by OEMs and to recover these costs through amortization in the piece price of the particular components designed, developed or engineered by the supplier; and pressure to own and/or capitalize tooling and recover these costs through amortization in the price of the components produced by this tooling. In some cases, suppliers may bear the risk of not being able to fully recover the design, development, engineering and tooling costs if vehicle production volumes are lower than anticipated. Automotive suppliers face additional pricing pressures as a result of requirements to absorb inflationary increases in the costs of materials, labour and manufacturing overheads over the life of production programs, as well as through various electronic commerce initiatives by OEMs which facilitate electronic quoting, sourcing and transaction processing.

  Globalization and Consolidation of the Automotive Industry

        In recent years, the automotive industry has undergone a wave of global consolidation of OEMs which can be attributed to several factors, including increasing pressure on OEMs to reduce costs and achieve greater economies of scale, the expansion of free trade zones between major trading partners in North America, the European Union and elsewhere, the accelerated growth of automotive markets in Asia Pacific and Latin America and the development of free market economies in Eastern Europe. Some examples of the globalization and consolidation of OEMs include:

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  the merger of Daimler-Benz and Chrysler and the acquisition by DaimlerChrysler of a significant equity interest in Mitsubishi;

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  the acquisition by Ford of a significant equity interest in Mazda and Ford's acquisition of Jaguar, Volvo, Land Rover and Aston Martin;

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  the acquisition by GM of all of the equity of SAAB, the acquisition of equity interests in Fuji Heavy Industries Inc. (the maker of Subaru vehicles), Isuzu and Fiat, the development of a relationship with Suzuki Motor of Japan and the acquisition (together with Suzuki and Shanghai Automotive, GM's Chinese partner) of a controlling equity interest in GM Daewoo Auto & Technology Co. which owns and operates certain facilities of Daewoo in Korea;

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  the acquisition by Renault of a significant equity interest in Nissan and the acquisition by Nissan of an equity interest in Renault;

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  the acquisition by Volkswagen of SEAT, Skoda, Bentley, Lamborghini and Bugatti; and

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  the acquisition by BMW of the "MINI" and "Rolls Royce" brands.

        The cost pressures which have resulted in the consolidation of OEMs have also stimulated the development by OEMs of global vehicle platforms. In order to achieve economies of scale on a worldwide basis, OEMs, together with their global affiliates and partners, are increasingly developing vehicles based on common manufacturing platforms, which share many components, including engine and powertrain variations, but which have distinct styling (to suit the specific tastes of various local markets), different branding and are produced in different parts of the world. The development of these "global cars" results in significantly reduced design, development and engineering costs and maximizes the purchasing power of OEMs with respect to raw materials and common components used in vehicle production.

        In recent years, the globalization of the automotive industry has also been fuelled by the expansion of OEMs into China in order to service the needs of the growing local market and to alleviate cost pressures in other markets by taking advantage of lower production costs for components which can be exported from China.

        The above-described automotive industry trends have fostered the globalization of automotive suppliers. In order to be responsive to the needs of OEMs, primary or "Tier I" suppliers are required to have the financial strength, technical capabilities and geographic reach required to support the design, development, engineering, manufacturing, sales and program support needs of OEMs in many of the countries in which they operate. In addition, as OEMs have adopted "just-in-time" manufacturing processes and delivery techniques, Tier I suppliers have, in many cases, been required to locate their facilities close to the manufacturing plants of their customers in various parts of the world.

  Evolving Role of Automotive Suppliers and Their Progression Up the "Value Chain"

        Historically, automotive suppliers had a relatively limited role in the vehicle development process. Development of a vehicle from concept to production often took seven to eight years, with OEMs designing and engineering the vehicle as a whole, as well as many of the specific components required to make the vehicle. OEMs also performed a significant portion of the quality control testing and component sub-assembly required. The role of suppliers was limited to manufacturing components in accordance with the design and engineering specifications supplied by OEMs, which often purchased the same parts from different suppliers, including affiliated component manufacturers. When delivered to OEMs, these components often formed part of significant inventory levels maintained by them.

        Currently, Tier I suppliers participate in higher value-added activities which more closely resemble the activities which were traditionally performed by OEMs themselves. Tier I suppliers are increasingly involved at early stages in the design, development and engineering of components and systems and have assumed increased responsibility for sub-assembly work and quality control testing. In some cases, suppliers have assumed responsibility for designing, engineering, developing and assembling complete vehicles.

  Increasing Outsourcing and Modularization of Automotive Components Production

        In recent years, OEMs have increasingly "outsourced" their requirements for components, assemblies, modules and systems. The primary factors driving this outsourcing have been the need by OEMs to reduce costs, minimize the time required to bring a new vehicle to market, capitalize on the technical and engineering expertise of Tier I suppliers and minimize capital expenditures. Additional factors affecting the decision to outsource include the degree of unutilized capacity in OEMs' manufacturing facilities, restrictions in collective bargaining agreements and the impact of outsourcing on labour relations.

        The significant cost and competitive pressures faced by OEMs, combined with the expansion in the capabilities of their suppliers and the trend toward outsourcing, has increasingly resulted in OEMs outsourcing production of larger assemblies and portions or "modules" of vehicles to their Tier I suppliers. This modularization of production enables OEMs to achieve significant cost savings by taking advantage of their suppliers' lower variable costs, and has had the effect of simplifying the vehicle assembly process, as well as reducing the fixed cost investments of OEMs.

        In order to properly manage the production of outsourced modules, Tier I suppliers have had to expand their capabilities and expertise. For example, module suppliers require program management expertise in order to manage large numbers of sub-suppliers which had previously been managed by OEMs, as well as extensive logistics capabilities to coordinate just-in-time deliveries from these sub-suppliers and just-in-time deliveries to OEMs. Tier I suppliers have also had to develop a broader technical understanding of systems beyond their own products, as well as a knowledge of the process of integrating various automotive systems, in order to ensure the proper fit, finish and functioning of the modules supplied by them. As Tier I suppliers have successfully managed the challenges posed by modularization, OEMs have begun sourcing increasingly larger, more complex modules (with increased content and features), as well as the management or integration of complete automotive systems to their most capable suppliers.

  Increasing Prevalence of Lower Volume "Niche" Vehicles Built Off High Volume Global Vehicle Platforms

        As OEMs attempt to broaden the range of vehicles they offer, differentiate their products from those of their competitors, expand the number of market segments in which they compete, extend the life of their existing vehicle platforms, respond to consumer lifestyle trends and meet the unique requirements of the vehicle buying public in different geographic markets, they are increasingly introducing lower volume derivative or niche vehicles. Niche vehicles are new vehicle models which are built off existing vehicle platforms, and usually consist of convertibles, sports cars and/or all-wheel/four-wheel drive sports utility or cross utility vehicles. OEMs are also increasingly "refreshing" existing models during their program life and developing model variants with factory-installed performance and styling packages. This trend towards niche vehicles provides certain Tier I suppliers, who have capabilities which resemble those of the OEMs themselves, with increased opportunities to provide complete product and system design, development, engineering and/or assembly services, including, in some cases, complete vehicle assembly.

  Continuing Growth of North American Subsidiaries of Foreign-Based OEMs

        North American subsidiaries of foreign-based (primarily Japanese and European) OEMs (the "New Domestic OEMs") represented approximately 27% of aggregate North American car and light truck production in calendar 2003. Over the next several years, these New Domestic OEMs are expected to continue to increase their North American production volumes as their market share increases by expanding existing assembly facilities and building new facilities. A number of factors, including the improving quality and cost effectiveness of North American automotive suppliers, currency fluctuations, loosening of the traditional Japanese "keiretsu" supplier relationships and the North American Free Trade Agreement, are expected to result in these New Domestic OEMs increasing their outsourcing activities to increase the North American content of their vehicles. Accordingly, the New Domestic OEMs represent significant growth potential for North American automotive suppliers.

BUSINESS STRATEGY

        Our ultimate vision is to be the world's leading Tier 1 supplier of advanced powertrain modules and systems. Our ability to develop and manufacture individual components and to assemble them as highly engineered modules and systems continues to place us at the forefront of industry trends towards modularization and outsourcing discussed above. As most of our traditional customers know, our primary focus is to not just meet their expectations, but to exceed them. We are demonstrating this same focus and vigor with the non-traditional customers who have recently awarded us new business.

        We believe that our future growth in sales and profits will be generated primarily through:

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  emphasizing technological innovation through research and development;

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  expanding production of modules and systems by focusing on value-added, highly-engineered and proprietary products;

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  maintaining and capitalizing on strong customer relationships and building new ones;

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  continuously striving to improve production efficiencies within our plants and operating divisions; and

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  pursuing international growth opportunities through strategic acquisitions, the expansion of existing facilities, joint ventures and licensing arrangements.

        The following summarizes the key elements of our business strategy:

  Emphasis on Technological Innovation and Research and Development

        We intend to continue our strong focus on technologically-driven growth through our commitment to research, development and innovation, in order to maintain our leading position across a number of our product lines and to offer our customers a competitive advantage through our technologies. Our commitment to technological development is reflected in our Corporate Constitution which requires us to allocate a minimum of 7% of our Pre-Tax Profits (as defined in our Corporate Constitution) to research and development. See "ITEM 3. — NARRATIVE DESCRIPTION OF THE BUSINESS — TECHNOLOGY — Research and Development" and "ITEM 8. CORPORATE CONSTITUTION — REQUIRED ALLOCATIONS — Research and Development". We focus our research and development efforts both on enhancing existing technologies and on identifying technologies that we need to develop or acquire in order to strengthen our core product offerings or otherwise implement our business strategy. In recent years, our development activities have resulted in a variety of new or improved components, assemblies, equipment, tools, operating processes and proprietary technologies, including:

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  industry standard automotive pulleys;
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  single belt accessory drive tensioners and systems;
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  one-piece roll-formed flexplates;
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  die/flow formed transmission clutch housings;
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  overrunning alternator decoupler assemblies;

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  integrated engine front cover modules;
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  engine balance shaft assemblies;
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  stainless steel fuel tank assemblies; and
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  torque converter damper assemblies.

        Examples of our current modular product development efforts include:

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  electric water pumps;
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  direct drive water pumps;
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  linear and rotary variable proportional valves;
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  variable flow engine oil pumps;
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  "high speed" balance shaft driven oil pumps;
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  advanced fuel filler modules (including capless or "comfort" refueling systems and universal sender unit modules);
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  lightweight differentials;
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  proprietary clutch technologies for transmission and four-wheel/all-wheel drive system applications;
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  continuously variable intake manifolds; and
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  camshaft torque cancellation sprockets.

  Focus on Value-Added/Engineered Products

        We believe that products that are highly engineered or that involve multiple processing technologies and assembly operations generally carry better returns than simple commodity-type products, and that a significant portion of our internally generated product growth in recent years has been the result of our design and engineering capabilities and product innovation. Accordingly, to enhance our focus on the development and supply of high value-added and highly engineered products, we established group-specific lead engineering and project management teams to supplement product development initiatives in each of our three product technologies groups, including:

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  front covers and water pumps in the engine technologies area;
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  torque converters, components for continuously variable transmission systems and clutch pack assemblies in the transmission technologies area; and
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  fuel filler modules and stainless steel tank assemblies in the fuel technologies area.

        These group engineering and project management teams also assist in the coordination of engineering, development and manufacturing initiatives among the plants and operating divisions within their respective product technology groups.

        As a result of our technical design and engineering capabilities and our reputation for innovation and development, we have been able to secure significant market share and penetration for certain of our product lines with OEMs in North America, Europe and, more recently, Asia Pacific (and their suppliers). For example, our development and commercialization (through Litens Automotive) of the serpentine accessory drive system allowed OEMs to significantly reduce the space required at the front end of a vehicle's engine compartment and made us a leading supplier of single belt accessory drive tensioners and systems. More recently, our development of the integrated engine front cover module (consisting of, in some applications, a cast and machined aluminum cover with integrated water and/or oil pumps, tensioner, pulleys and other accessory drive system products) has substantially reduced the number of individual components supplied to OEMs, reduced assembly requirements and, as a consequence, reduced overall costs to OEMs.

  Capitalizing on Existing Customer Relationships and Developing Relationships with New Customers

        We have established strong relationships with our OEM customers based on our history of developing proprietary products, our significant engineering and design capabilities, our physical manufacturing and assembly presence in North America, Europe, Asia Pacific and South America, as well as our locally-based sales and engineering resources in all four of these major geographic automotive markets. These customer relationships allow us to identify business opportunities, including those arising from OEM outsourcing and supplier consolidation trends, and to react to customer needs in the early stages of vehicle, engine or transmission development activities. We believe that these relationships will enable us to continue to successfully target "strategic" engine, transmission and fuel system programs, increase the content and penetration of our existing product lines and develop new products that complement our value-added, engineered product and modules focus.

        To date, sales to other suppliers to OEMs have accounted for a relatively small percentage of our sales (16% of sales in calendar 2003 and 17% in the twelve months ended December 31, 2002). We continue to recognize the potential of this market segment and we are endeavouring to increase our sales to such suppliers, particularly to those who supply OEMs in the Asia-Pacific market. We believe that increased sales activities to such other suppliers to OEMs may lead to potential strategic alliances, joint product development opportunities and further direct business and sourcing relationships with the OEMs themselves.

  Improved Efficiencies and Product Diversification

        In the past, we have offset OEM requests for pricing concessions and cost absorptions through process and product improvements. We will continue to strive to streamline our production processes, increase capacity utilization and reduce costs as a percentage of sales, with our focus on a "clean and lean" approach to operating excellence, which includes a commitment to ongoing employee training and skills enhancement. The goal for our manufacturing divisions is to be recognized as the "best in class" leaders in efficient and orderly production.

        We have historically developed and marketed a broad variety of products and technologies utilizing our specialized metal stamping and spinning, casting and flow-forming capabilities. We will continue to develop or acquire new products and technologies which we believe will complement or enhance our current capabilities.

  International Growth Opportunities and Strategic Acquisitions

        In response to the increased globalization of the automotive industry in recent years, our European operations have allowed us to meet more completely the expanding worldwide needs of our OEM customers for the supply of common and similar products in multiple markets. Our July 1995 acquisition of the Blau group of companies, established suppliers of fuel caps and other fueling and cooling components and related products in Europe, strengthened our existing European presence and diversified our customer and product base outside of North America. Similarly, the January 1997 addition of Eralmetall GmbH (now Eralmetall GmbH & Co. KG) in Germany complemented our North American aluminum processing capabilities and helped to establish us as one of the few aluminum die cast and machining suppliers in the automotive industry with manufacturing facilities in both North America and Europe. In addition, our acquisition in October 2003 of an interest in Agla Benvenuto S.r.l. in Italy, (subsequently renamed Tesma-Agla S.r.l.), will help broaden our offering of pulleys and other engine components for European customers.

        Our manufacturing presence and product research and development resources in both North America and Europe enable the cross-development and cross-transfer of products and technologies within and among the two largest automotive markets. With respect to Asia Pacific, our January 1999 acquisition of Hanwha Automotive Components Corporation (now known as HAC Corporation) and its two manufacturing facilities located near Seoul, South Korea, enhanced our existing oil and water pump capabilities and enlarged our customer base in the United States, Asia Pacific and Europe. In addition, in calendar 2003 we also entered the Chinese market with a modest investment in a new plant to establish limited production capability (automatic belt tensioners for Volkswagen commencing in the first quarter of calendar 2004). We view China as a market with strong growth potential; however, our initial focus will be to support the operations of some of our current customers that have set up production facilities in China. Through this small initial step, we intend to gain insight and experience in operating in China and ultimately reduce risk as we plan for additional investments in this developing automotive market. We have also established local sales and engineering support in Japan and Brazil to take advantage of export sales opportunities to these markets. As the Asian Pacific and South American markets continue to develop and mature over the next decade, we anticipate that vehicle demand and production rates will increase at annual growth levels which exceed those of the North American and European automotive markets. Our sales and engineering capabilities in North America, Europe, South Korea, Japan and Brazil will assist in satisfying the demands of OEMs for support and full service supply in the four major automotive markets.

        In January 2004, we completed the acquisition of Davis Industries, Inc., and added over 700 employees and three manufacturing facilities located in Indiana (two facilities) and Tennessee to our North American operations. This acquisition helps broaden our offering of stamped powertrain components and assemblies and also enables us to achieve greater sales penetration with Ford and New Domestic OEMs such as Toyota, BMW, Nissan and Honda.

  Joint Ventures and Technology Licensing

        We believe that, in appropriate cases, joint ventures and joint development arrangements provide an effective means of gaining access to new technologies and/or new geographic markets. In the past, we have entered into joint ventures and/or joint development arrangements with automotive parts, tooling and equipment manufacturers to design and manufacture new products for the North American market that in some cases utilize the other party's technology. Joint ventures or joint development arrangements may include technology assistance and/or licensing arrangements which provide us with access to the technology and operating expertise of the joint venture partner or its foreign parent. We intend to continue to assess both potential joint venture and joint development opportunities and, where appropriate, to identify and license technologies developed by third parties in order to maximize both existing and perceived future global market opportunities. For example, during fiscal 1996, we established STT Technologies Inc. ("STT") as a joint venture with a current German partner to develop and supply proprietary oil pumps for North American engine and transmission applications, using product and processing technologies successfully implemented in the European and Asian Pacific automotive markets. During fiscal 2001, we concluded a licensing arrangement with a European OEM to supply proprietary camshaft phasers (for variable engine valve timing) for a North American V8 engine program which commenced production in calendar 2003. Also, during the fiscal 2002 stub period, we obtained the exclusive rights to market and sell to specified automotive customers in North America (and non-exclusive rights for other specified customers globally) a proprietary electronically-and logic-controlled mechanical roller clutch-based "on demand" four-wheel drive system for transfer cases manufactured and/or assembled by us and/or our affiliates. In addition, during calendar 2003, we obtained the license rights to manufacture and supply electronically conductive fuel filler caps to specified OEMs in the European Union.

        We have also licensed our proprietary technology in certain geographic markets where we determined not to establish local operations. For example, during fiscal 1996, we licensed our proprietary one-piece roll-formed flexplate technology to a domestic manufacturer in the Japanese automotive market and, in calendar 2003, we completed the negotiations to license this technology to another manufacturer in the Korean automotive market. In addition, through Litens Automotive, we have been licensing certain proprietary timing and accessory drive tensioner technologies to a domestic manufacturer for the Japanese market for over 10 years. During fiscal 2001, this license arrangement was extended for a further 9 year period and, in fiscal 2002, was expanded to include a sub-license to the licensee's Thai subsidiary and a limited license to the licensee's South Korean affiliate.

ACQUISITIONS AND DIVESTITURES

        Historically, we have focused on developing or acquiring new technologies and assets that will further our business strategy and enhance our long-term earnings growth. We intend to continue this focus in the future and will examine opportunities to acquire strategic businesses which complement, enhance or otherwise add to our existing technological base. We analyse all potential acquisitions and other capital investments using a variety of criteria, with the long-term objective of continuing to generate strong earnings growth and maximize shareholder returns. In calendar 2003 and calendar 2004 to date, we made the following two acquisitions:

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  In October 2003, we acquired a 55% interest in Agla Benvenuto S.r.l., which was subsequently renamed Tesma-Agla S.r.l. ("Tesma-Agla"). Tesma-Agla had no operating activities prior to October 2003, but was preparing for the launch of pulleys and other engine components for the European market. Tesma-Agla's plant is located near Naples, Italy, in close proximity to the Fiat plants it will initially supply. On the same site as Tesma-Agla, we are in the process of establishing a second manufacturing facility (wholly-owned by us) to supply oil and water pump assemblies and other modules and systems. We anticipate that our Italian manufacturing capabilities will enhance our penetration of the European market in the near- to mid-term.

  •
  In January 2004, we acquired 100% of the outstanding shares of Davis Industries, Inc. ("Davis"), a Michigan-based powertrain components and assemblies supplier with manufacturing plants in Indiana (two facilities) and Tennessee, and an engineering centre in Michigan. Davis' main product focus is stamped powertrain components and assemblies, which complements our Tesma Transmission Technologies product offerings. The acquisition also increases our manufacturing capabilities in the United States, including the south, providing us with a closer presence to some of our non-traditional customers. It also improves the balance of our North American operations between Canada and the United States.

        Pursuant to an agreement signed in December 2001 when we increased our ownership interest in STT from 45% to 75%, the other remaining shareholder retained an option to purchase an additional 25% equity ownership from us at any time prior to August 1, 2004 at a formula price. In February 2004, this shareholder exercised its option and acquired an additional 25% interest in STT from us.

ITEM 3. NARRATIVE DESCRIPTION OF THE BUSINESS

OPERATIONS OVERVIEW

        Our operations are substantially all related to the automotive powertrain business and include the design, engineering, testing and manufacture of engine, transmission and fueling components, assemblies, modules and systems for OEMs or, to a significantly lesser extent, their Tier I and Tier II powertrain component manufacturers, as well as certain products for the automotive aftermarket. While a substantial portion of our revenues are derived from sales to the North American and European facilities of the major OEMs, our products are also delivered to customers in China, Japan, South Korea, Taiwan, Singapore, Indonesia, Thailand, Philippines, Australia, Brazil, Argentina, Venezuela and South Africa.

        We operate internationally and our plants and operating divisions are arranged geographically to meet the requirements of our customers in each major automotive market. Most of these production facilities have the technological product and processing capabilities to supply a variety of parts and assemblies that span across our three product technologies groups namely, engine, transmission and fueling technologies. Additionally, specific marketing and distribution strategies are required in each geographic region. We currently operate in four geographic markets — North America, Europe, Asia Pacific and South America — of which only two, North America and Europe, are separate reportable operating segments.

        Our operating profits are not distributed equally across our plants and operating divisions due to a number of entity-specific factors, including facility size and location, types of products produced, business maturity, capacity utilization and production efficiency. Consequently, a relatively small number of our plants and operating divisions may account for a significant share of our operating profits or losses during any given period.

REPORTABLE OPERATING SEGMENTS

        The sales numbers presented in the following discussion have been prepared using our consolidated sales of $1,098.6 million in calendar 2003 ($925.9 million in the twelve months ended December 31, 2002). Included in such consolidated sales are our sales of stamping, spinning, roll-forming, die casting, moulding, machining, welding and assembly tools and dies, primarily to OEMs. Our tooling sales were $55.3 million in calendar 2003, representing approximately 5% of our consolidated sales for the period ($55.3 million and 6%, respectively, for the twelve months ended December 31, 2002). The operating income numbers presented in the following discussion have been prepared using our consolidated income before income taxes of $110.0 million in calendar 2003 ($82.9 million in the twelve months ended December 31, 2002).

  North American Operations

        During calendar 2003, our North American operations supplied engine, transmission and fuel systems products to over 100 OEMs and their Tier I and Tier II suppliers around the world. These operations had, as at December 31, 2003, 3,600 employees located in 15 manufacturing facilities (11 in Ontario, two in Michigan and two in Nova Scotia), two research and development centres in the lead facilities for our engine and transmission technologies product groups in Ontario, our corporate headquarters in Ontario, as well as sales (or sales representative) and engineering offices in Ontario and Michigan.

        Excluding intersegment sales of $19.1 million, our North American operations accounted for $836.9 million or approximately 76% of our consolidated sales in calendar 2003 ($714.2 million or 77% in the twelve months ended December 31, 2002). Of these calendar 2003 sales, approximately 71% represented engine technologies products, 26% were transmission technologies products and 3% were fuel technologies products. Our North American operations also contributed $97.5 million or approximately 89% of our operating income in calendar 2003 ($87.5 million or 106% in the twelve months ended December 31, 2002).

  European Operations

        During calendar 2003, our European operations supplied engine, transmission and fuel systems products to over 75 OEMs and their Tier I and Tier II suppliers around the world. These operations had, as at December 31, 2003, 1,100 employees located in six manufacturing facilities (three in Germany, two in Austria and one in Italy), one research and development centre in the lead facility for our fuel technologies product group in Austria, as well as sales (or sales representative) and engineering offices in Germany, Austria, the United Kingdom and Italy.

        Excluding intersegment sales of $2.6 million, our European operations accounted for $233.0 million or 21% of our consolidated sales in calendar 2003 ($177.9 million or 19% in the twelve months ended December 31, 2002). Of these calendar 2003 sales, approximately 60% represented engine technologies products, 32% were fuel technologies products and 8% were transmission technologies products. Our European operations also contributed $18.3 million or 17% of our operating income in calendar 2003 (compared to an operating loss of $6.1 million in the twelve months ended December 31, 2002), which was negatively impacted by an impairment loss on long-lived assets recognized in Europe.

  Other Automotive Operations (Asia Pacific/South America)

        During calendar 2003, our "Other Automotive" operations supplied engine and transmission systems products to over 10 OEMs around the world. These operations had, as at December 31, 2003, 300 employees located in four manufacturing facilities (two in South Korea, one in Brazil and one in China) as well as sales (or sales representative) and engineering offices in South Korea, Japan and Brazil.

        Excluding intersegment sales of $0.1 million, our "Other Automotive" operations accounted for $28.7 million or 3% of our consolidated sales in calendar 2003 ($33.8 million or 4% in the twelve months ended December 31, 2002). Of these calendar 2003 sales, approximately 69% represented engine technologies products and 31% were transmission technologies products. Our "Other Automotive" operations lost $5.8 million in calendar 2003 (compared to a contribution of $1.5 million or approximately 2% to our operating income in the twelve months ended December 31, 2002).

POWERTRAIN PRODUCT TECHNOLOGIES

        On a product basis, we operate in three powertrain product technologies groups, each of which is described below.

  Tesma Engine Technologies

        Engine technologies represent our largest and most mature product area, accounting for approximately $745.1 million or 68% of our consolidated sales in calendar 2003 ($638.9 million or 69% in the twelve months ended December 31, 2002). Our current engine technologies products include: the Litens Automotive accessory and timing belt drive tensioner products and systems and other highly engineered drive system products (overrunning alternator decoupler assemblies, idler pulley assemblies, multi-function crankshaft pulley assemblies and tubular drive shaft assemblies); steel, phenolic (plastic) and aluminum pulleys for virtually all engine applications (crankshafts, alternators, power steering pumps, air conditioning compressors and water pumps); torsional vibration dampers, crankshaft isolators and other vibration attenuation devices; aluminum die cast and precision machined oil pan assemblies, cam cover assemblies and rocker covers, and engine front cover modules; cooling system cross-over tubes, injection moulded water outlet assemblies and thermostat housings; engine oil and water pump systems; and, most recently, collapsible drive shaft assemblies, engine balance shaft assemblies and variable camshaft phasing systems.

  Tesma Transmission Technologies

        Transmission technologies products represent our fastest growing product area, accounting for $249.5 million or 23% of our consolidated sales in calendar 2003 ($218.3 million or approximately 24% in the twelve months ended December 31, 2002). Applying various innovative manufacturing capabilities and metal processing technologies — including die-forming, flow-forming, stamping and spinning, synchronous roll-forming, die-spline rolling, grobing, precision heavy stamping, fineblanking, die casting and precision machining — often in combination, our transmission technologies business is based on the supply of unique components and assemblies that offer performance, weight, cost and packaging advantages. Our current transmission technologies products include: flexplates (both one- and two-piece designs); die-formed/flow-formed/cast and machined transmission clutch housings and shaft assemblies; stamped and assembled transmission oil pans; aluminum die cast and machined case extensions; fineblanked products, including separator and backing plates; drive hubs and housings, pistons, damper plates, reaction and input shells, shift detent plates and other transmission components; torque converter damper plate assemblies; transmission oil pump assemblies; servo piston and accumulator assemblies; and, most recently, various components (pistons, plungers and clutch housings) for continuously variable transmission applications, friction clutch pack assemblies, torque converter stator shafts and transfer case output shafts and flanges.

  Tesma Fuel Technologies

        Fuel technologies products provide significant growth potential for us, accounting for $104.3 million or approximately 9% of our consolidated sales in calendar 2003 ($68.7 million or 7% in the twelve months ended December 31, 2002). Using metal processing and plastic injection moulding capabilities, including plastic welding, automated assembly, steel tube bending and end-forming, hydro-forming and stainless steel plasma welding, we have established a reputation for innovative, lightweight and environmentally responsible vehicle refueling systems product development and supply in both Europe and North America. Our current fuel technologies products include: traditional automotive caps (fuel, radiator, coolant reservoir and oil); fuel filler inlet assemblies; vapour recovery valves/systems; vent, fill and spud tubes; thin-walled, stainless steel "cap-to-tank" fuel filler modules (integrated refueling units consisting of the fuel cap, filler inlet and filler pipe or tube, plus, in some applications, "on-board refueling vapour recovery" (ORVR) system technology); and, most recently, stainless steel fuel filler pipes, stainless steel fuel tank assemblies and fuel sender units.

TECHNOLOGY

  Research and Development

        We emphasize technological development and have a policy, embodied in our Corporate Constitution, to allocate a minimum of 7% of our Pre-Tax Profits (as defined in our Corporate Constitution) for each year to research and development. See "ITEM 8. CORPORATE CONSTITUTION — REQUIRED ALLOCATIONS — Research and Development". During calendar 2003, we spent, net of amounts funded by governments or customers, approximately $10.5 million (10% of Pre-Tax Profits) in connection with the development of new products and manufacturing processes, compared with $6.0 million (16% of Pre-Tax Profits) in the twelve months ended December 31, 2002. We focus our research and development efforts both on enhancing existing technologies and on identifying technologies that we need to develop or acquire in order to strengthen our core product offerings or otherwise implement our business strategy. In some cases, our research and development activities may be coordinated with those of Magna and its affiliates.

        Our past development activities have resulted in a variety of new or improved components, assemblies, equipment, tools, operating processes and proprietary technologies. Examples of proprietary technologies which have been developed by us and our manufacturing facilities include:

  •
  poly-V sheet metal pulleys;
  •
  single belt accessory drive systems
  •
  automatic belt tensioning devices;
  •
  one-piece roll-formed flexplates;
  •
  precision die formed and flow formed clutch housings;
  •
  crankpulley torque modulators;
  •
  overrunning alternator decoupler assemblies;
  •
  multi-function vibration control pulleys (torsional vibration dampers);
  •
  integrated engine front cover modules;
  •
  engine balance shaft assemblies;
  •
  stainless steel fuel tank assemblies; and
  •
  torque converter damper assemblies,

as well as related production processes and material specifications.

        Our current modular product development efforts include:

  •
  electric water pumps
  •
  direct drive water pumps;
  •
  linear and rotary variable proportional valves;
  •
  variable flow engine oil pumps;
  •
  "high speed" balance shaft driven oil pumps;
  •
  advanced fuel filler modules (including, capless or "comfort" refueling systems and universal sender unit modules);
  •
  lightweight differentials
  •
  proprietary clutch technologies for transmission and four-wheel/all-wheel drive system applications;
  •
  continuously variable intake manifolds; and
  •
  camshaft torque cancellation sprockets.

        Applied product and manufacturing process development is carried on at our various plants and operating divisions, including the lead facilities for each of our product technologies groups. During fiscal 2002 and the fiscal 2002 stub period, we realigned our product development resources at each of the engine, transmission and fuel technologies product group levels to more fully leverage and access the knowledge and expertise of our employees. At all levels of our organization, we use CAD systems to develop products and to communicate with CAD systems of OEMs. Our development resources also include noise/vibration/harshness testing capabilities, quality operating systems, automated manufacturing and assembly processes and finite element analysis capabilities. During calendar 2003, we continued to develop our full-service capabilities by further expanding our design, development, testing, validation and benchmarking resources in the lead divisions of our product technologies groups.

  Intellectual Property Rights

        We own intellectual property rights such as patents, trademarks and copyrights, and use them in the course of our manufacturing business. We also license technologies to third parties and are licensed to use technologies owned by third parties. While in the aggregate, rights which are licensed to or by us are considered important, we do not believe that the loss or termination of any particular right would have a material adverse effect on our business.

ENGINEERING AND DESIGN

        Our employees and sales representatives attempt to become involved as early as possible in the OEM's vehicle, engine and transmission development programs and to develop components, modules or systems that either replace products currently produced by us or represent strategically important future product opportunities. It has been our experience that early involvement by a supplier in the development cycle of a new vehicle model or new engine or transmission type often leads to orders for commercial production of the components, modules or systems for such vehicles, engines or transmissions. Such involvement may also include the placement of our dedicated engineering representatives at a customer's technical development facilities.

        It has become increasingly common for an OEM to identify a supplier as the source for a component, module or system during the product design phase, provided the supplier meets various price, service and quality standards. When a supplier is "pre-sourced" in this manner, the OEM and supplier cooperate on design, product and process engineering and establish the selling price and other relevant considerations through a negotiation process.

        We recognize that in order to remain a successful "Tier I" supplier, we must maintain our ability to provide complete engineering, development and testing capabilities. Accordingly, we maintain an extensive engineering and design staff which includes a core group in our plants and operating divisions, our product technologies groups and our sales and engineering offices. Our engineering staff use a variety of CAD/CAM systems and work closely with production personnel in providing engineering support as required. Large projects sometimes require the supplementation of in-house engineering capabilities through the use of subcontractors and other "external" services, including the engineering resources of Magna.

PROGRAM MANAGEMENT

        Our plants and operating divisions use program management systems in their manufacturing operations to manage product supply from initial concept through to commercial production and continuous improvement. These program management systems generally involve cross-functional teams in each plant and operating division and incorporate policies and procedures which meet or exceed the quality guidelines and requirements of ISO 9001, QS9000, TS 16949 and ISO/TS 16949: 2002 (the automotive industry's most recent global quality systems standard).

MANUFACTURING FACILITIES

        As at December 31, 2003, we had 13 manufacturing facilities in Canada (11 in Ontario primarily clustered near Metropolitan Toronto and two in Nova Scotia), two manufacturing facilities in the United States (in Michigan), three manufacturing facilities in Germany, two manufacturing facilities in each of Austria and South Korea and one manufacturing facility in each of Italy, Brazil and China. All of our manufacturing facilities aggregated approximately 2.3 million square feet, of which, as at December 31, 2003, approximately 1.2 million square feet or approximately 52% were owned and the remainder leased from MI Developments Inc. ("MID") and various other third parties. MID is a real estate company which was wholly-owned by Magna until August 29, 2003, when the shares of MID were distributed to the shareholders of Magna pursuant to a planned re-organization of Magna. (Although MID is no longer part of the group of companies controlled by Magna, it is directly controlled by the same entity that indirectly controls us, and remains a related party to us). All of our leases with MID and other third-party landlords contain provisions that are customary for leases of similar types of facilities, run for various terms, require periodic renegotiation of rents based on prevailing market conditions and, in many cases, contain renewal options.

        Our manufacturing facilities range in size from 20,500 to 247,300 square feet of floor space and generally maintain an in-house tooling capability with a staff of experienced tool and die makers. As production has become more automated, the size and potential production volume of the typical plant has increased. Most of our existing manufacturing facilities can be adapted to a variety of manufacturing processes without significant capital expenditures other than for new equipment.

        We currently operate many of our manufacturing facilities on a multi-shift basis. We believe that our existing facilities, will be adequate to meet our anticipated production requirements for the forseeable future, although new business opportunities may require the acquisition or construction of additional facilities or the expansion of existing facilities.

SALES AND MARKETING

        Companies which supply directly to OEMs and which design, engineer, manufacture and conduct quality control testing are generally referred to in the automotive industry as "Tier I" suppliers. Tier I suppliers may be awarded longer term purchase orders by OEMs as a result of their involvement in the development of components with the OEMs. Many parts are now being manufactured and assembled into components, assemblies, modules or systems by Tier I suppliers. OEMs purchase the components, assemblies, modules or systems and then complete the assembly of the vehicle. Tier I suppliers generally have the capability to supply these components, assemblies, modules or systems to the OEMs on a just-in-time basis which helps the OEMs reduce or otherwise manage inventory levels.

        In producing assemblies, modules or systems for OEMs, Tier I suppliers may rely on other suppliers for some components or parts. Depending on their level of sophistication in respect of engineering, manufacturing and other requisite skills, these other suppliers are referred to as either "Tier II" or "Tier III" suppliers.

        As a Tier I supplier, we have historically sold our products and provided our support services directly to OEMs in North America and Europe (and continue to do so). In North America, our primary customers are GM, Ford and DaimlerChrysler and their respective operating divisions and subsidiaries. Sales to such customers represented approximately 36%, 14% and 5%, respectively, of our consolidated sales in calendar 2003 (34%, 14% and 5%, respectively, in the twelve months ended December 31, 2002). In Europe, our primary customers are Volkswagen, DaimlerChrysler and GM, and their respective operating divisions and subsidiaries. Sales to such European customers represented approximately 6%, 5% and 3%, respectively, of our consolidated sales in calendar 2003 (7%, 4% and 3%, respectively, in the twelve months ended December31, 2002).

        In order to supply certain OEMs in Asia Pacific (including their North American subsidiaries and operating divisions) and in addition to maintaining our direct OEM relationships, we provide sales and services to other Tier I suppliers to these OEMs both in North America and in other automotive markets. Accordingly, to the extent that we supply to such intermediary suppliers, we consider ourself a "Tier II" supplier to certain Asia Pacific OEMs. Although such Tier II relationships are relatively small, we believe that these relationships may increase and may also lead to Tier I sourcing opportunities, to strategic alliances and to joint product development opportunities.

        We believe that significant business growth opportunities exist as a result of the continuing trend for OEMs to outsource a greater proportion of the supply of components, assemblies, modules and systems within the powertrain product area, including larger and more complex products with increased content and features. Also, as the product life cycles of engines and transmissions tend to be relatively longer than those of other automotive systems, in circumstances where we successfully obtain production contracts for new or redesigned product introductions from our customers, we will have the opportunity to supply such products for longer life cycles. The production runs or life cycles for engine and transmission components of the type produced by us typically continue for between five and ten years.

        We sell our products to OEMs located in Canada through our sales personnel in southern Ontario. Sales to OEMs located in the United States are coordinated through independent sales representatives in Detroit. Sales to OEMs in Asia Pacific and South America are coordinated by us principally in Canada but also through sales offices in South Korea and Brazil, and through representatives in Detroit and Japan. Sales to OEMs located in Europe are made through or assisted by our sales offices located principally in Germany, Austria, England and Italy. The various internal operating divisions and subsidiaries of the OEMs normally initiate many of their own purchasing commitments, and thus each OEM constitutes, in effect, several different purchasers. Our sales offices in Canada, South Korea, Brazil, Germany, Austria, England and Italy and sales representatives in Detroit and Japan, work closely with operational group and plant managers in their sales efforts. Our products are delivered to customers in China, Japan, South Korea, Taiwan, Singapore, Indonesia, Thailand, Philippines, Australia, Brazil, Argentina, Venezuela and South Africa in addition to OEMs in North America and Europe.

        We typically receive a purchase order to produce a particular product for one or more model years. However, firm orders are usually created only when we receive releases under such purchase orders, authorizing us to produce and deliver specific quantities of the product. Such releases are issued for planning, raw material acquisition and production purposes over varying periods in advance of anticipated delivery dates. Once a purchase order is received by us from an OEM, the actual volume of components produced under the purchase order in any given year is dependent upon the actual number of vehicles, engines or transmissions produced or planned to be produced by the OEM into in which the product is to be incorporated. Actual OEM production levels of a particular vehicle model or engine or transmission type may vary significantly from OEM estimates and such production may be delayed or cancelled, often without any required compensation to us. Although OEMs are not usually contractually committed to using a particular manufacturer to supply a product throughout the time such product is required by the OEM, it has been our experience that once a commercial production order for a component, module or system for a particular vehicle model or engine or transmission type has been obtained by us, we will generally continue to produce that product throughout the entire time such component, module or system is required by the OEM for that vehicle model or engine or transmission type.

        In certain circumstances, we may also obtain production programs on a "takeover" basis from time to time. These programs are typically already in production at OEM facilities or the facilities of our competitors and, for various reasons, are re-sourced to us for production at our facilities.

        We coordinate marketing activities which relate to the automotive industry as a whole or which may involve particular OEMs with Magna, and enjoys the benefits of certain marketing and other services from Magna under an Affiliation Agreement. See "ITEM 9. OTHER FACTORS — CONTROL OF TESMA AND RELATIONSHIP WITH MAGNA — Affiliation Agreement".

COMPETITIVE CONDITIONS

        We face numerous sources of competition, including from within our OEM customers, other direct competitors and product alternatives. The percentage of OEMs' production requirements that are sourced internally by OEMs has been declining in the last decade due to the increased outsourcing strategies of OEMs, including, more recently, in the areas of powertrain components which have historically been retained under the direct control of OEMs.

        Of those products that are put out for bid, we face direct competition from a variety of suppliers in North America, Europe and, increasingly, other automotive markets that are independent of OEMs, as well as numerous other suppliers in which one or more OEMs may have direct or indirect investments.

        We believe that there are a large number of independent suppliers that have the capability to produce some or all of the components, modules and systems that we currently produce. Also, some of these competitors are larger and may have access to greater resources than we do, but we believe that none of them is dominant in the markets in which we operate. The basis for supplier selection by OEMs is not determined solely by price, but also includes such elements as quality, service, historical performance, timelines of delivery, proprietary technologies, scope of in-house capabilities, existing agreements, responsiveness and the supplier's overall relationship with the OEM, as well as being influenced by the degree of available and unutilized capacity or resources in the manufacturing facilities of the OEM, collective bargaining agreement provisions, labour relations issues and other factors. The number of competitors that are solicited by OEMs to bid on any individual product has, in certain circumstances, been significantly reduced, and we expect that further reductions will occur as a result of OEMs' stated intentions to deal with fewer suppliers and award those suppliers longer-term contracts. OEMs expect their Tier I suppliers to have broad product design, engineering, manufacturing, testing and assembly capabilities, as well as an ability to meet high quality control standards and to ship parts and assemblies on a "just-in-time" basis.

AVAILABILITY OF RAW MATERIALS

        Our primary raw materials are steel and, to a significantly lesser extent, aluminum and thermoplastics, all of which are available from many different sources worldwide in quantities sufficient for our needs. However, factors such as allocations, pricing, quality, timeliness of delivery, transportation and warehousing costs may affect the raw material sourcing decisions made by us and our plants. When appropriate and available, long-term agreements may be negotiated with raw material suppliers to attempt to ensure continued availability of certain raw materials on favourable terms. With respect to certain high quality grades of steel, there are a limited number of suppliers in Canada and the United States. Currently, most of our Canadian requirements for steel are supplied by two large integrated Canadian steel producers, as well as Ontario-based steel service centres and warehouses. While supply agreements with such steel manufacturers have helped to mitigate the effect of previous shortages of high grade steel, we are periodically subjected to increasing prices from our suppliers in order to acquire such steel. Such increasing prices are currently being experienced by certain North American divisions which do not participate in our own steel supply agreements or the steel supply programs maintained by our OEM customers. When demand for these raw materials from domestic suppliers is particularly strong, we have encountered shortages and have purchased raw materials off-shore, principally from Europe. To date, we have not experienced any significant difficulty in obtaining raw materials for our manufacturing operations and do not carry significant levels of either raw materials or finished product inventories.

HUMAN RESOURCES

        As at December 31, 2003, we employed approximately 5,000 people, including approximately 3,600 in North America, 1,100 in Europe and 300 in South Korea, Brazil and China. We place a high priority on maintaining good relations with our employees and believe that we have been successful in this regard. We are not a party to any collective bargaining agreement with respect to our employees in North America. Certain of our European employees benefit from national industry-wide agreements relating to compensation and employment conditions and are members of in-house employees' associations.

  Employee Equity Participation and Profit Sharing Program

        Since fiscal 1996, we have maintained an employee equity participation and profit sharing program (the "Tesma EPSP") to foster participation by qualifying employees in our profits and share ownership. Pursuant to our Corporate Constitution, 10% of our Employee Pre-Tax Profits Before Profit Sharing (as defined in the Corporate Constitution) is required to be allocated each year to the Tesma EPSP, consisting of a Canadian deferred profit sharing plan and an American deferred profit sharing plan (collectively, the "Tesma DPSP") and a cash distribution to our eligible employees. See "ITEM 8 CORPORATE CONSTITUTION — REQUIRED ALLOCATIONS — Tesma EPSP". All eligible North American employees, other than employees whose compensation includes direct profit participation or who otherwise fail to meet the qualification requirements, are participants in the Tesma DPSP, which invests primarily in our Class A Subordinate Voting Shares. On retirement, and in certain other limited situations, participating employees in the Tesma DPSP generally receive a cash payout of their respective DPSP units, the value of which is related, in large part, to the then market value of the Class A Subordinate Voting Shares held by the Tesma DPSP.

        As at March 26, 2004, 1,677,754 of our Class A Subordinate Voting Shares, representing approximately 9% of the class, were held by the Tesma DPSP. Through his position as our President, Dr. Klaus Blickle retains the right to direct the trustees of the Tesma DPSP in regards to voting and disposing of such shares. The trustees, absent any direction from Dr. Blickle, have the right to vote such shares. Dr. Blickle is not a beneficiary under the Tesma DPSP.

        We also provide a Canadian group registered retirement savings plan and a 401K Plan in the United States, under which contributions made by qualifying employees through payroll deductions are partially matched by us.

        Prior to fiscal 1996, our qualifying employees participated in a Magna deferred profit sharing plan substantially similar to the Tesma DPSP. These employees are entitled to continue in the Magna plan as inactive participants to the extent that their pre-fiscal 1996 units remain in the plan.

  Management Incentive Compensation

        We believe that direct profit participation assists in motivating our key employees. Accordingly, employees who have senior operational or corporate responsibilities receive remuneration consisting of a base salary and an incentive bonus generally tied to the financial performance of their plants in the case of plant management, their product technologies groups in the case of group management, and the company as a whole in the case of certain senior corporate officers. Approximately 48 employees, including members of corporate management, were remunerated in this manner during calendar 2003. These individuals do not participate in the Tesma EPSP or other related programs (including the Canadian group registered retirement savings plan or the 401K Plan in the United States).

        Our Corporate Constitution provides that aggregate incentive bonuses paid or payable to Corporate Management (as defined in the Corporate Constitution) in respect of any financial year shall not exceed 6% of our Pre-Tax Profits Before Profit Sharing (also as defined in the Corporate Constitution) for such year.

  Employee's Charter

        We have adopted an Employee's Charter of Rights (the "Employee's Charter") which formalizes our commitment to the fair treatment of employees, safe and healthful workplaces, competitive wages and benefits, employee equity participation and profit sharing, and open communications. We believe that providing employees with a safe and pleasant working environment is an important factor in maintaining labour productivity and goodwill in order to produce quality products.

        In addition to compliance with the Employee's Charter, each of our plants conduct monthly employee meetings, small group management meetings and other programs, including employee opinion surveys, all intended to maintain open communications with all employees. Individual employee complaints and most discipline matters are dealt with internally through various means, including, at certain plants, the use of fairness committees and/or employee advocates. Where such fairness committees are established, a majority of the membership consists of plant employees.

ENVIRONMENTAL MATTERS

        We are subject to a wide range of environmental laws and regulations imposed by governmental authorities on our production operations in relation to air emissions, soil and ground water quality, wastewater discharges, waste management and the storage of hazardous substances. We have adopted a health, safety and environmental policy which commits us to prevent pollution, reduce the impact of our operations on the environment and provide safe and healthful working conditions through the application of appropriate measures, all in the context of a goal of continual improvement in health, safety and environmental matters. Excluding our new facilities in Italy and China (which had no significant operating activities during calendar 2003), all but two of our manufacturing divisions have obtained ISO 14001 (environmental management system standards) certification, and the remaining two divisions are scheduled to proceed towards registration status during calendar 2004.

        We believe that our operations do not involve activities likely to create significant environmental risks. All of our operations meet, in all material respects, applicable governmental standards, including those related to waste handling and emissions. We have made, and will continue to make, significant expenditures in respect of environmental matters. To date, the costs incurred in complying with environmental laws and regulations have not had a material adverse effect on our operations or financial condition. However, changes in these laws and regulations are ongoing and may make environmental compliance, such as emissions control, site clean-ups and waste disposal, increasingly expensive. We cannot predict the future costs which may be incurred to meet environmental obligations.

SEASONALITY

        Historically, North American vehicle production is generally lower during the months of July and August of each year due to summer shutdowns and/or model changeovers by OEMs. Additionally, North American and European vehicle production volumes are usually lower during the months of December and January of each year because of OEM shutdowns associated with the Christmas and New Year holiday season. Since our working capital requirements are dependent upon industry production volumes, they are typically at their lowest levels during (and immediately following) these seasonal shutdown periods.

LITIGATION

        From time to time, various claims incidental to our business are made against us. None of these claims has had, and we believe that none of the current claims will have, a materially adverse effect upon our operations or financial condition.

ITEM 4. SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following selected income statement and balance sheet data have been derived from, and should be read in conjunction with, our December 31, 2003 audited consolidated financial statements and the notes thereto (the "Consolidated Financial Statements") which are contained in our 2003 Annual Report to Shareholders:

	Year ended December 31, 2003	Five-month period ended December 31, 2002(1)	Year ended July 31, 2002(1)
	(U.S. dollars in thousands, except per share figures)
Income Statement Data(2)(3)(4)
Sales	$1,098,591	$399,352	$855,162
Cost of goods sold	$855,503	$309,978	$667,867
Depreciation and amortization	$51,609	$17,993	$37,384
Interest, net	$(204)	$316	$2,556
Impairment loss at German die-casting subsidiary(5)	$-	$12,088	$-
Income before income taxes	$110,030	$29,871	$81,857
Net income attributable to Class A Subordinate Voting Shares and Class B Shares	$74,112	$20,622	$53,632
Earnings per Class A Subordinate Voting Share or Class B Share
Basic	$2.29	$0.64	$1.82
Diluted	$2.28	0.63	$1.80
	December 31, 2003	December 31, 2002(1)	July 31, 2002(1)
Balance Sheet Data(5)
Working capital(6)	$142,814	$93,284	$74,020
Total assets	$838,975	$656,722	$604,090
Cash and cash equivalents	$163,255	$135,080	$111,295
Short-term indebtedness(7)	$44,675	$47,885	$21,706
Long-term debt (excluding portion due within one year)	$62,879	$47,565	$47,332
Shareholders' equity	$549,254	$410,248	$389,918

Notes:

(1)
Effective January 1, 2003, we changed our financial reporting currency form the Canadian dollar to the United States dollar (U.S. dollar). This change was implemented in accordance with Canadian generally accepted accounting principles and consistent with the requirements under accounting principles generally accepted in the United States. In accordance with these rules, comparative amounts have been restated in U.S. dollars using the current rate method, whereby all revenues, expenses and cash flows are translated at the average exchange rates that were in effect during these periods and all assets and liabilities are translated at the closing rate in effect at the end of these periods. Using this method, the selected income statement data presented for comparative purposes for the five-month period ended December 31, 2002 and the year ended July 31, 2002 are translated into U.S. dollars using the average rate for the period of U.S.$0.6372 and U.S.$0.6375 per Canadian $1.00, respectively. The selected balance sheet data presented for comparative purposes at December 31, 2002 and July 31, 2002 is translated into U.S. dollars using the prevailing rate at each such date of U.S.$0.6376 and U.S.$0.6296 per Canadian $1.00, respectively. See also "Significant Accounting Policies — (c) Reporting Currency and Foreign Currency Translation" in Note 1 of the Consolidated Financial Statements.

(2)
In September, 2003, the Canadian Institute of Chartered Accountants amended Handbook section 3870 "Stock-Based Compensation and Other Stock-Based Payments" (CICA 3870) for financial years beginning on or after January 1, 2004. CICA 3870 now requires recognition of all stock-based compensation transactions at fair value and eliminates the alternative of using the intrinsic value method of accounting with fair value disclosures provided on a pro forma basis. We elected to adopt these amendments early and to apply them on a retroactive basis to stock-based awards granted on or after August 1, 2002 (the date we were initially required to adopt CICA 3870). As a result, we recorded compensation expenses totalling $0.5 million and $0.1 million, respectively, in the year ended December 31, 2003 and the five-month period ended December 31, 2002, with diluted earnings per share for these same periods decreasing by $0.01 and $nil, respectively. See "Significant Accounting Policies — (p) Stock-Based Compensation" in Note 1 of the Consolidated Financial Statements.

(3)
In December 2001, the Canadian Institute of Chartered Accountants amended Handbook section 1650 "Foreign Currency Translation" to, among other things, eliminate the deferral and amortization method for unrealized translation gains and losses on long-term monetary assets and liabilities (now required to be reflected in income). In accordance with the updated standard, effective August 1, 2002 we adopted the new recommendations in the five-month period ended December 31, 2002 on a retroactive basis with restatement of prior periods. The impact of retroactively applying the new rules to the comparative year ended July 31, 2002 was to increase net income attributable to Class A Subordinate Voting Shares and Class B Shares by $0.2 million and to increase basic and diluted earnings per Class A Subordinate Voting Share or Class B Share by approximately $0.01.

(4)
Prepared in accordance with Canadian generally accepted accounting principles. Net income and earnings per Class A Subordinate Voting Share or Class B Share under U.S. generally accepted accounting principles were as follows (see Note 22[f] of the Consolidated Financial Statements):

	Year ended December 31, 2003	Five-month period ended December 31, 2002(1)	Year ended July 31, 2002(1)
	(U.S. dollars in thousands, except per share figures)
Net income attributable to Class A Subordinate Voting Shares and Class B Shares	$72,973	$20,276	$54,538
Earnings per Class A Subordinate Voting Share or Class B Share:
Basic	$2.26	$0.63	$1.85
Diluted	$2.24	$0.62	$1.83

        Shareholders' equity under U.S. generally accepted accounting principles was as follows (see Note 22 [h] of the Consolidated Financial Statements):

	December 31 2003	December 31 2002(1)	July 31, 2002(1)
Shareholders' equity	$551,780	$412,247	$392,435

(5)
In December 2002, the Canadian Institute of Chartered Accountants approved and issued Handbook Section 3063, "Impairment of Long-Lived Assets" which establishes standards for the consideration and potential recognition, measurement and disclosure of an impairment in the carrying value of long-lived assets held for use. Long-lived assets are assets that do not meet the definition of a current asset. We elected to adopt this new standard on a prospective basis effective August 1, 2002. Accordingly, during the five-month period ended December 31, 2002 an impairment loss of $12.1 million was recorded on the long-lived asset group at our German die-casting subsidiary, as described in Note 6 of the Consolidated Financial Statements.

(6)
Working capital is calculated as current assets less current liabilities as presented in the Consolidated Financial Statements, but excludes cash and cash equivalents and short-term indebtedness.

(7)
Short-term indebtedness is calculated as the sum of bank indebtedness and long-term debt due within one year as presented in the Consolidated Financial Statements.

SUPPLEMENTARY QUARTERLY DATA
(U.S. dollars in thousands, except per share information)
(unaudited)

Calendar 2003

	Three months ended
	March 31	June 30	September 30	December 31	Total
Sales	$267,373	$278,846	$254,317	$298,055	$1,098,591
Net income(1)	$16,298	$21,247	$15,908	$20,659	$74,112
Earnings per Class A Subordinate Voting Share or Class B Share
Basic(1)	$0.50	$0.66	$0.49	$0.64	$2.29
Diluted(1)	$0.50	$0.66	$0.48	$0.63	$2.28

Notes:

(1)
Restated to reflect our retroactive adoption of new rules for stock-based compensation (see "Significant Accounting Policies — (p) Stock-Based Compensation" in Note 1 of the Consolidated Financial Statements).

Fiscal 2002 Stub Period(1)

	Three months ended October 31	Two months ended December 31	Total
Sales	$248,989	$150,358	$399,352
Net income(2)(3)	$18,182	$2,440	$20,622
Earnings per Class A Subordinate Voting Share or Class B Share
Basic(2)(3)	$0.56	$0.08	$0.64
Diluted(2)(3)	$0.56	$0.07	$0.63

Notes:

(1)
Restated to reflect our change in reporting currency to the U.S. dollar (see "Significant Accounting Policies — (c) Reporting Currency and Foreign Currency Translation" in Note 1 of the Consolidated Financial Statements).

(2)
Restated to reflect our retroactive application of the new rules for stock-based compensation (see "Significant Accounting Policies — (p) Stock-Based Compensation" in Note 1 of the Consolidated Financial Statements).

(3)
In December 2001, the Canadian Institute of Chartered Accountants amended Handbook section 1650 "Foreign Currency Translation" to, among other things, eliminate the deferral and amortization method for unrealized translation gains and losses on long-term monetary assets and liabilities (now required to be reflected in income). In accordance with the updated standard, effective August 1, 2002 we adopted the new recommendations in the five-month period ended December 31, 2002 on a retroactive basis with a restatement of prior periods.

Fiscal 2002(1)

	Three months ended
	October 31	January 31	April 30	July 31	Total
Sales	$203,550	$199,706	$226,664	$225,242	$855,162
Net income(2)	$14,150	$9,059	$15,727	$14,696	$53,632
Earnings per Class A Subordinate Voting Share or Class B Share
Basic(2)	$0.48	$0.31	$0.53	$0.50	$1.82
Diluted(2)	$0.48	$0.30	$0.53	$0.49	$1.80

Notes:

(1)
Restated to reflect our change in reporting currency to the U.S. dollar (see "Significant Accounting Policies — (c) Reporting Currency and Foreign Currency Translation" in Note 1 of the Consolidated Financial Statements).

(2)
In December 2001, the Canadian Institute of Chartered Accountants amended Handbook section 1650 "Foreign Currency Translation" to, among other things, eliminate the deferral and amortization method for unrealized translation gains and losses on long-term monetary assets and liabilities (now required to be reflected in income). In accordance with the updated standard, effective August 1, 2002 we adopted the new recommendations in the five-month period ended December 31, 2002 on a retroactive basis with a restatement of prior periods.

DIVIDENDS

        Holders of our Class A Subordinate Voting Shares and Class B Shares are entitled to receive such dividends as may be declared by our Board on a pro rata basis (subject to the preferential rights attaching to any other shares ranking in priority to our Class A Subordinate Voting Shares and Class B Shares). The following table sets forth the dividends per share we have paid on the outstanding Class A Subordinate Voting Shares and Class B Shares in respect of the periods indicated.

Three Months Ended	Per share amount
December 31, 2003	C$	0.16
September 30, 2003	C$	0.16
June 30, 2003	C$	0.16
March 31, 2003	C$	0.16
Two Months Ended	Per share amount
December 31, 2002	C$	0.11
Three Months Ended	Per share amount
October 31, 2002	C$	0.16
July 31, 2002	C$	0.16
April 30, 2002	C$	0.16
January 31, 2002	C$	0.16
October 31, 2001	C$	0.16
July 31, 2001	C$	0.16
April 30, 2001	C$	0.16
January 31, 2001	C$	0.16
October 31, 2000	C$	0.16

        On May 3, 2004, our Board declared a dividend, in respect of the three-month period ended March 31, 2004, of Canadian $0.18 per share on our outstanding Class A Subordinate Voting Shares and Class B Shares, payable on June 15, 2004 to shareholders of record on May 31, 2004.

        Subject to applicable law, the payment of future dividends on our Class A Subordinate Voting Shares and Class B Shares, and the amounts thereof, will be determined by our Board in accordance with our restated articles of incorporation including the Corporate Constitution set out therein (see "ITEM 8. CORPORATE CONSTITUTION — REQUIRED ALLOCATIONS — Dividends").

        Dividends are declared and paid in Canadian dollars, except that shareholders having addresses of record in the United States are paid the equivalent in U.S. dollars (based on the Bank of Canada noon U.S. dollar conversion rate on the dividend record date). All other non-Canadian resident shareholders may elect to receive dividends in U.S. or Canadian dollars. In all cases, the applicable Canadian withholding tax is deducted.

ITEM 5. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Reference is made to the information set forth under "Management's Discussion and Analysis of Results of Operations and Financial Position" contained on pages 25 through 43 (inclusive) of our 2003 Annual Report to Shareholders, which is incorporated by reference into this Annual Information Form.

ITEM 6. MARKET FOR SECURITIES

        Our Class A Subordinate Voting Shares are listed and posted for trading on The Toronto Stock Exchange under the symbol TSM.A and The Nasdaq Stock Market under the symbol TSMA. Our Class B Shares do not publicly trade.

        The holders of our Class A Subordinate Voting Shares are entitled to one vote per share. The holders of our Class B Shares are entitled to 10 votes per share.

        Under applicable Canadian law, an offer to purchase Class B Shares would not necessarily result in an offer to purchase our Class A Subordinate Voting Shares. Magna (including its intermediary holding corporation, 1128969 Ontario Inc. ("1128969")), as the direct and indirect holder of all our issued and outstanding Class B Shares, entered into an agreement (the "Trust Agreement") on July 19, 1995 with us and the Montreal Trust Company of Canada ("Montreal Trust"), as trustee, for the purpose of ensuring that the holders of our Class A Subordinate Voting Shares will not be deprived of any rights under applicable take-over bid legislation to which they would have been entitled in the event of a take-over bid (which term includes, in certain circumstances, a private offer to purchase) if our Class B Shares and the Class A Subordinate Voting Shares were a single class of shares. Under an assignment of trusts agreement dated January 24, 2003, Montreal Trust resigned as trustee under the Trust Agreement and was replaced by the Computershare Trust Company of Canada (the "Trustee").

        Under the Trust Agreement, Magna (including 1128969) has agreed not to sell any Class B Shares, directly or indirectly, pursuant to a take-over bid, as defined under the Securities Act (Ontario), in circumstances in which such legislation would require the same offer or a follow-up offer on the same terms to be made to the holders of our Class A Subordinate Voting Shares if the sale had been a sale of Class A Subordinate Voting Shares. These circumstances include the sale of Class B Shares at a price per share in excess of 115% of the market price of our Class A Subordinate Voting Shares as determined under such legislation. This prohibition does not apply if: (i) such sale is made pursuant to an offer to purchase only a limited number of Class B Shares made to all holders of our Class B Shares and an identical offer in all material respects is made concurrently to purchase our Class A Subordinate Voting Shares, which identical offer has no additional condition attached other than the right not to take-up and pay for shares tendered if no shares are purchased pursuant to the offer for our Class B Shares, or (ii) there is a concurrent unconditional offer to purchase all Class A Subordinate Voting Shares at a price per share at least as high as the highest price per share paid pursuant to the take-over bid for our Class B Shares.

        The Trust Agreement contains provisions for the authorization of action by the Trustee to enforce the relevant rights of the holders of our Class A Subordinate Voting Shares as beneficiaries of the trust. The obligation of the Trustee to take such action is conditional on us or the holders of our Class A Subordinate Voting Shares providing such funds and indemnity as the Trustee may require. No holder of our Class A Subordinate Voting Shares has the right, other than through the Trust Agreement, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the Trust Agreement unless the Trustee fails to act on a request authorized by the holders of not less than 10% of our outstanding Class A Subordinate Voting Shares after provision of reasonable funds and indemnity to the Trustee.

        The Trust Agreement provides that Magna (including 1128969) will not dispose of any Class B Shares, directly or indirectly, unless the disposition is conditional upon the person or company acquiring such shares becoming a party to the Trust Agreement. Conversions of Class B Shares into Class A Subordinate Voting Shares and the subsequent sale of the Class A Subordinate Voting Shares resulting from such conversions are excluded from this prohibition.

        The Trust Agreement provides that it may not be amended and no material provision thereof may be waived, except with the approval of at least two-thirds of the votes cast by the holders of our Class A Subordinate Voting Shares present or represented at a meeting duly called for the purpose of considering such amendment or waiver. The two-thirds majority must include a simple majority of the votes cast by the holders of our Class A Subordinate Voting Shares excluding any of our principal shareholders (see "ITEM 10. ADDITIONAL INFORMATION"), their affiliates and any persons who have an agreement to purchase Class B Shares on terms which would constitute a sale for the purposes of the Trust Agreement not otherwise permitted thereby prior to giving effect to the amendment or waiver.

        The Trust Agreement does not prevent any holder of our Class B Shares from:

  (i)
  granting a security interest, whether directly or indirectly, in Class B Shares in connection with a bona fide borrowing, provided that the secured party concurrently agrees in writing to become a party to and abide by the terms of the Trust Agreement; or

  (ii)
  selling, transferring or otherwise disposing of any or all of the Class B Shares which the holder directly or indirectly holds to a company controlled by or under common control with the holder, provided further that the transferee (if not already a party to the Trust Agreement) concurrently agrees in writing to become a party to and abide by the terms of the Trust Agreement.

        No provision of the Trust Agreement limits the rights of any holder of our Class A Subordinate Voting Shares under applicable securities legislation.

ITEM 7. DIRECTORS AND OFFICERS

DIRECTORS

        As at May 4, 2004, our Board consists of the following persons:

Name and Municipality of Residence	Director Since	Principal Occupation
VINCENT J. GALIFI Woodbridge, Ontario	February 24, 2004	Executive Vice-President and Chief Financial Officer, Magna International Inc. (auto parts manufacturer)
MANFRED GINGL Kettleby, Ontario	April 27, 1995	Chairman and Chief Executive Officer, Tesma International Inc. and Executive Vice-Chairman, Magna International Inc. (auto parts manufacturer)
OSCAR B. MARX, III Laguna Beach, California	July 31, 1995	Vice-President, TMW Enterprises Inc. (private investment firm); Retired Vice-President, Ford Motor Company (automobile manufacturer)

Name and Municipality of Residence	Director Since	Principal Occupation
HON. DAVID R. PETERSON, P.C. Toronto, Ontario	February 13, 2002	Chairman, Cassels Brock & Blackwell LLP (Barristers and Solicitors)
JUDSON D. WHITESIDE Thornhill, Ontario	July 31, 1995	Chairman and Chief Executive Officer, Miller Thomson LLP (Barristers and Solicitors)
SIEGFRIED WOLF Weikersdorf, Austria	June 6, 2002	Executive Vice-Chairman, Magna International Inc. (auto parts manufacturer)
HON. M. DOUGLAS YOUNG, P.C. Beresford (Bathurst), New Brunswick	July 31, 2002	Chairman, Summa Strategies Canada Inc. (government relations agency)

        All directors were elected to their present terms of office at the annual meeting of our shareholders held on May 4, 2004, and were originally elected or appointed as directors on the dates indicated in the above table. Each director will hold office until the close of the next annual meeting of our shareholders or until his or her earlier resignation or removal in accordance with applicable law and our by-laws. All directors have held the principal occupations indicated in the above table (or another position with the same employer) for the past five years. Messrs. Gingl and Wolf are also directors of Magna.

        Our Board has established three standing committees, the Audit Committee, the Corporate Governance and Compensation Committee (formerly the Human Resources and Compensation Committee) and the Environmental, Health and Safety Committee, and prescribed the responsibilities and mandates of such committees. As at May 4, 2004, Messrs. Whiteside (Chairman), Marx and Peterson are members of the Audit Committee; Messrs. Galifi (Chairman), Marx, Peterson and Young are members of the Corporate Governance and Compensation Committee; and Messrs. Young (Chairman) and Whiteside are members of the Environmental, Health and Safety Committee.

        In the event of our failure to meet the requirements of our Corporate Constitution relating to the payment of Required Dividends (as defined in our Corporate Constitution) or the minimum return on stated capital required by the terms of our Class A Subordinate Voting Shares, the holders of our Class A Subordinate Voting Shares, as a class, would become entitled to certain rights to elect directors, the exercise of which could result in changes to the composition of our Board.

OFFICERS

        As at May 4, 2004, the following persons are our corporate officers:

Name and Municipality of Residence	Principal Occupation
MANFRED GINGL Kettleby, Ontario	Chairman and Chief Executive Officer (and Executive Vice-Chairman of Magna International Inc.)
ANTHONY E, DOBRANOWSKI Stouffville, Ontario	Vice-Chairman and Chief Financial Officer
KLAUS BLICKLE Aurora, Ontario	President
PASQUALE CERULLO Pickney, Michigan	Executive Vice-President, Sales, Marketing and Corporate Development
JAMES L. MOULDS Aurora, Ontario	Vice-President, Finance and Treasurer
STEFAN T. PRONIUK Kleinburg, Ontario	Vice-President, Secretary and General Counsel

Name and Municipality of Residence	Principal Occupation
KARL H. STEINBAUER Richmond Hill, Ontario	Vice-President, Manufacturing
THOMAS MORE Newmarket, Ontario	Controller

        All corporate officers, with the exception of Dr. Blickle and Mr. More, have held the principal occupations indicated in the above table (or another position with us) for the past five years. Dr. Blickle was appointed as our President on May 4, 2004. Prior to that, Dr. Blickle served as the Chief Technology Officer of ASC Incorporated in the United States (since 2001) and held various senior positions with Audi AG in Germany and China between 1992 and 2001, including as the President and Chief Executive Officer of the Cosworth Technology subsidiary of Audi in the United Kingdom between 1998 and 2001. Mr. More has been our Controller since September 2002. From February 2001 to September 2002, Mr. More was our Assistant Controller and prior to that time, he was the controller at two privately-held non-automotive companies (February 1999-February 2001) and he also worked in various public accounting and auditing capacities at Ernst & Young LLP (September 1994 to February 1999). On May 4, 2004, Mr. Dobranowski was promoted to the position of Vice — Chairman where he will continue to be involved in finance, investor relations, strategic planning and corporate development (including M&A).

        Our directors and corporate officers as a group (14 persons) owned beneficially or exercised control or direction over 1,987,178 of our Class A Subordinate Voting Shares (representing approximately 11% of the class), and no Class B shares, as of May 4, 2004.

        Excluding the shares that our President may exercise control or direction over through the Tesma DPSP, our directors and corporate officers as a group (14 persons) owned beneficially or exercised control or direction over 309,424 of our Class A Subordinate Voting Shares (representing approximately 2% of the class), and no Class B shares, as of May 4, 2004.

        For biographical information relating to our directors and corporate officers, please visit our website at www.tesma.com/directors.asp.

ITEM 8. CORPORATE CONSTITUTION

        We have adopted and practiced the organizational and operating policies and principles utilized by Magna for many years, certain of which have been embodied in our Corporate Constitution which forms a part of our restated articles of incorporation. The following discussion summarizes the principal features of our Corporate Constitution, which features cannot be amended or varied without the prior approval of the holders of our Class A Subordinate Voting Shares and Class B Shares, each voting as a separate class. Where our Corporate Constitution (and any other provisions of our restated articles of incorporation) requires the approval of the holders of our Class A Subordinate Voting Shares, voting as a separate class, such approval must be by a majority of the votes cast at a meeting of such holders, other than the votes attaching to any Class A Subordinate Voting Shares beneficially owned (directly or indirectly) by Magna or any of its affiliates, or by any person who, by agreement, is acting jointly with Magna or such affiliates, or over which Magna, any of its affiliates or any such person exercises direct or indirect control or direction. These limitations do not apply to any other holder of our Class A Subordinate Voting Shares.

        The terms "Pre-Tax Profits", "Employee Pre-Tax Profits Before Profit Sharing", "After-Tax Profits", "Unrelated Business", "Available Equity", "Social Objectives", "Pre-Tax Profits Before Profit Sharing", "Corporate Management" and "Executive Management" as used in the following discussion have the respective meanings prescribed in our Corporate Constitution.

BOARD OF DIRECTORS

        Our Corporate Constitution provides that a majority of the members of our Board shall be individuals who are not our officers or employees, nor persons related to such persons, and that a minimum of two directors shall be individuals who are not our officers or employees or officers or employees of any of our affiliates (including Magna), or directors of any of our affiliates (including Magna), nor persons related to any such officers, employees or directors.

AFFILIATION AGREEMENT

        Our Corporate Constitution provides that the Affiliation Agreement between us and Magna shall not be amended to increase the annual affiliation fee payable to Magna. See "ITEM 9. OTHER FACTORS — CONTROL OF TESMA AND RELATIONSHIP WITH MAGNA — Affiliation Agreement".

REQUIRED ALLOCATIONS

        Our Corporate Constitution requires that a significant portion of our Pre-Tax Profits be distributed or used for certain purposes, as described below.

  Tesma EPSP

        Our Corporate Constitution requires that 10% of our Employee Pre-Tax Profits Before Profit Sharing for each financial year be allocated to the Tesma EPSP and/or otherwise be distributed to our qualifying employees who do not participate in an employee equity participation and profit sharing program and who do not receive management incentive bonuses, during such year or in the immediately following financial year. "See ITEM 3. NARRATIVE DESCRIPTION OF THE BUSINESS — HUMAN RESOURCES — Employee Equity Participation and Profit Sharing Program".

  Dividends

        The Corporate Constitution provides that holders of our Class A Subordinate Voting Shares and Class B Shares are be entitled to receive, and we shall pay, as and when declared by our Board out of funds properly applicable for the payment of dividends, non-cumulative dividends in respect of each financial year so that the aggregate of the dividends paid or payable in respect of such year is at least equal to the greater of: (i) 10% of our After-Tax Profits for such financial year (after providing for any preference or preferred share dividends, if any); and (ii) an amount which, when added to the aggregate of the dividends paid on our Class A Subordinate Voting Shares and Class B Shares in respect of the two immediately preceding financial years, equals 20% of the aggregate of our After-Tax Profits (after providing for any preference or preferred share dividends, if any) for such financial year and the two preceding financial years. A dividend is deemed to be paid in respect of the financial quarter immediately preceding the financial quarter in which such dividend is declared. However, our Board may specify that any dividend be deemed to be paid in respect of the financial quarter in which it is declared or in respect of any future financial quarter. See "ITEM 5. SELECTED CONSOLIDATED FINANCIAL INFORMATION — DIVIDENDS".

  Research and Development

        Our Corporate Constitution requires that a minimum of 7% of our Pre-Tax Profits be allocated to research and development during such financial year or during the immediately following financial year. See "ITEM 3. NARRATIVE DESCRIPTION OF THE BUSINESS — TECHNOLOGY — Research and Development".

AUTHORIZED SHARE CAPITAL

        Our Corporate Constitution prohibits any increase in the maximum number of authorized shares of any class and the creation of any new class or series of shares having voting rights (other than on default of payment of dividends) or having rights to participate in our profits (other than shares convertible into existing classes of shares or a class or series of shares having fixed dividends or dividends determined without regard to profits).

BUSINESS INVESTMENTS

        Our Corporate Constitution prohibits us from making an investment (whether directly or indirectly, by means of certain loans or guarantees or otherwise) in any Unrelated Business, where such investment, together with the aggregate of all other investments in Unrelated Businesses on the date of investment, exceeds 20% of our Available Equity at the end of the financial quarter immediately preceding the date of the investment.

SOCIAL OBJECTIVES

        Pursuant to our Corporate Constitution, a maximum of 2% of our Pre-Tax Profits shall be allocated to the promotion of Social Objectives during each financial year or the immediately following financial year.

        Under the terms of a Social Fee Agreement between us and Magna, we pay Magna a fee based on 1.5% of our Pre-Tax Profits as a contribution to social and charitable programs coordinated by Magna on behalf of itself and its affiliates, including us. See "ITEM 9. OTHER FACTORS — RELATIONSHIP WITH MAGNA".

INCENTIVE BONUSES

        Our Corporate Constitution provides that the incentive bonuses paid or payable to Corporate Management in respect of each financial year shall not, in the aggregate, exceed 6% of our Pre-Tax Profits Before Profit Sharing for such financial year. Executive Management, with the approval of our Board, has the right to allocate the amount to be paid to individuals within Corporate Management as well as to determine the timing and manner (whether by cash, shares or otherwise) of payment. See "ITEM 3. NARRATIVE DESCRIPTION OF THE BUSINESS — HUMAN RESOURCES — Management Incentive Compensation".

ITEM 9. OTHER FACTORS

RISK FACTORS

        The automotive industry in which we compete and the powertrain components supply business we conduct are subject to a number of risks, assumptions, uncertainties and other factors. In order to better appreciate these risks, assumptions, uncertainties and other factors, the following discussion should be considered by persons reading this Annual Information Form (in addition to the other information contained in this Annual Information Form).

An economic downturn could reduce our profitability.

        Our automotive operations are directly related to levels of global automotive production. The automotive industry is cyclical and sensitive to changes in certain economic conditions, including the level of real interest rates and consumer demand. OEMs are susceptible to significant declines in production volumes as a result of a number of factors, including:

  •
  rising interest rates;
  •
  general economic downturns;
  •
  weakened consumer and business confidence;
  •
  rising personal debt levels;
  •
  higher vehicle prices and operating costs;
  •
  industry specific issues (including the effects of off-lease "nearly new" used vehicles and the acceleration or elimination of purchase or leasing incentives);
  •
  rising fuel prices or general fuel unavailability;
  •
  legislative changes and other government intervention in the marketplace;
  •
  emissions and other environmental concerns;
  •
  fuel economy and safety issues;
  •
  labour disruptions; and
  •
  trade and/or tariff issues.

        An economic downturn or recession in North America, Europe or Asia could significantly affect consumer demand and confidence in those markets and negatively affect vehicle sales and production levels. It is impossible for us to predict the existence, length or severity of any economic downturn or recession. However, any significant and prolonged decline in automotive production in either of our principal North American or European markets will significantly lower, and could substantially eliminate, our profits.

We are dependent on outsourcing of production contracts by automobile manufacturers.

        Our reliance on our OEM customers makes us susceptible to other risks generally applicable to industry participants, including the extent of OEM outsourcing. The extent of OEM outsourcing is dependent on a number of factors, including:

  •
  the cost, quality and timeliness of external production relative to in-house production by OEMs;
  •
  relative technological capability;
  •
  the degree of availability and unutilized capacity or resources at OEM manufacturing facilities;
  •
  OEM collective bargaining agreement provisions; and
  •
  OEM labour relations issues and other factors.

        Any significant decline in OEM production volumes or increase in insourcing of any major production contracts as a result of any of the factors described above could have an adverse effect on us.

Our operations would be adversely affected by a significant shift towards the usage of aluminium, plastic and other materials instead of steel.

        Alternative materials (such as aluminum and plastics) have the potential to replace automotive parts which have been or are currently made of steel, due, in part, to an attempt by OEMs to reduce the weight of vehicles. Any substantial increase in the use of such alternative materials would likely have an adverse effect on us, as our business is primarily focused on the manufacture of steel automotive components, assemblies, modules and systems. While we manufacture a number of products using aluminum die and gravity mould casting technologies, competitors with similar capabilities in the industry may be larger and/or have greater resources than we do. We are unable to predict future trends relating to the use of such alternative materials. See "ITEM 3. NARRATIVE DESCRIPTION OF THE BUSINESS — OPERATIONS OVERVIEW".

We face increasing price reduction pressures from our customers that could reduce our profit margins.

        We have in the past entered into, and continue to enter into, long-term supply arrangements with OEMs which provide, among other things, for pricing concessions over the supply term. These concessions have, to date, been largely offset by cost reductions arising principally from process and product improvements and price reductions from our suppliers. However, we are currently experiencing increasing pressure for pricing concessions from certain of our OEM customers which we may not be able to offset by such traditional cost reduction methods, even though these price concessions have not been material to date. In addition, our customers are expected to use various electronic commerce initiatives such as Covisint, an e-business exchange providing product development, procurement and supply chain tools to the automotive industry, as well as Internet-based auctions, in order to further reduce their costs. These e-commerce initiatives are still in the early stages of implementation and their full effect on the prices of the products and services we sell to OEMs and/or on the costs of the products and services we obtain from our suppliers is uncertain. While we believe that we are and will remain competitive, there can be no assurance that we will continue to remain successful in offsetting pricing concessions agreed to from time to time with OEMs. To the extent that such pricing concessions are not offset through cost reductions, our profit margins would be adversely affected.

Our customers increasingly require us to absorb fixed costs in our unit pricing, which could reduce our profitability.

        We are under increasing pressure to absorb or defer the recovery of engineering costs related to product design, tooling costs and other items previously paid for directly by our OEM customers, and may not be able to pass on fully to such customers price increases from our own suppliers. In particular, some OEMs periodically request that suppliers pay for engineering, design and/or tooling costs that are incurred up to the start of production and recover these costs through increases to the unit price of the particular products supplied. If estimated production volumes are not achieved, the engineering, design and/or tooling costs incurred by us may not be fully recovered. Similarly, future pricing pressures from our customers could also reduce the amount of the amortized costs otherwise recoverable in the unit price of our products. Although these factors have not been material to us to date, they could have an adverse effect on our future profitability.

We are increasingly required to assume product warranty, recall and product liability costs, which could have a negative effect on our operations and financial condition.

        OEMs are increasingly requesting their suppliers to bear the costs of the repair and replacement of defective products which are either covered under the particular OEM's warranty programs or under vehicle recall campaigns and which were improperly designed, manufactured or assembled by their suppliers. To the extent not covered by available recall insurance, the obligation to repair or replace such parts could have an adverse effect on our operations and financial condition. We are also subject to the risk of exposure to product liability claims in the event that the failure of our products results in bodily injury and/or property damage, and may experience material product liability losses and/or significant costs to defend such claims.

        We currently have product liability coverage under Magna's insurance policies which will continue until August 2004, subject to renewal on an annual basis. In addition, our European operations maintain product recall insurance, which is required by law in certain jurisdictions. However, no assurance can be given that our insurance coverage will be adequate for any liabilities we may incur. Furthermore, we cannot predict that our insurance coverage will continue to be available to us at premiums and on other terms acceptable to us. A successful claim brought against us in excess of available insurance coverage limits could have a material adverse effect on our operations and financial condition.

Our financial condition will be negatively impacted if we are unable to obtain significant new business in the future.

        We principally compete for new business when our customers begin the design and development of new products, as well as when such customers commence the redesign of their existing products. New product development by our customers generally begins two to five years prior to full-scale production, and product redesign initiatives by customers typically involve long lead times as well. The product life cycle of engines and transmissions is relatively longer than other automotive systems. To the extent that we are unable to obtain significant new business in the future, the relatively longer product life cycle of engine and transmission systems (which are the primary focus of our operations) will cause a greater negative impact on our financial condition than would be the case for businesses that concentrate on other automotive systems.

Our financial condition could be adversely affected by our inability to sustain our competitive technological advantages.

        Our ability to continue to meet customer specifications in respect of performance, cost, quality, delivery and service will be increasingly dependent upon our ability to continuously improve and sustain the competitive technological advantages that we believe we currently enjoy. It is our strategy to continue to develop and expand our product and processing capabilities, such that we maintain these competitive advantages. These focused efforts may require additional expenditures and investment in the areas of research and development, engineering and design, manufacturing, product testing and information systems. There can be no assurance that we will be successful in these efforts or that we will have the resources available to meet these continuing challenges. Our failure to improve continuously and to sustain our competitive technological advantages could have an adverse effect on our financial condition.

Technological and regulatory changes could adversely affect our business prospects and financial condition.

        Changes in customer needs, competitive technologies or regulatory or industry requirements may render some of our products obsolete or non-compliant. Our ability to anticipate or respond to changes in such customer, technology, regulatory or industry requirements and to successfully develop and introduce new and enhanced products on a cost effective and timely basis will be a significant factor in our ability to grow and to remain competitive. We may not be able to anticipate or achieve the technological advances necessary for, or to comply with regulatory or industry requirements in a manner which will allow, us to remain competitive and prevent our products from becoming obsolete or non-compliant. We are also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure of products to operate properly. Any of these factors could have an adverse effect on our business prospects and financial condition.

We may not be able to continue to compete successfully with existing or new competitors.

        We face numerous sources of competition, including our OEM customers and their related manufacturing organizations, other OEM suppliers and manufacturers of product alternatives. Some of our competitors are larger and may have access to greater resources than we do, but we believe that no competitor is dominant in the product lines in which we compete. However, there can be no assurance that we will be able to continue to compete successfully with our existing competitors or that we will be able to compete successfully with new competitors. See "ITEM 3. NARRATIVE DESCRIPTION OF THE BUSINESS — COMPETITIVE CONDITIONS".

We are dependent on a small number of customers and could be adversely affected by the delay or cancellation of business from such customers.

        Approximately 76% of our calendar 2003 consolidated sales were to four OEMs and their respective operating divisions and subsidiaries. Accordingly, the loss of GM, Ford, DaimlerChrysler or Volkswagen, or any other significant OEM customer, as our customer, or the delay or cancellation of any orders from, or design, development, engineering or production projects at, any such customers could have an adverse effect on our financial condition.

The failure of a sub-supplier of critical components could adversely affect our operations or financial condition.

        As we increase the supply of modules and systems to our customers, we increasingly rely on a number of sub-suppliers to produce a variety of components required in connection with our business. Economic conditions, intense pricing pressures on suppliers and a number of other factors may cause automotive component suppliers to suffer financial distress. The financial distress or the insolvency or bankruptcy of a critical component sub-supplier could disrupt the supply of components to us, resulting in our inability to continue to supply products to our customers. Any prolonged disruption in the supply of critical components by our sub-suppliers, the delay or inability to re-source the production of a critical component from a financially distressed sub-supplier or the extended shutdown of one of our production lines or the production lines of our customers, could have a material adverse effect on our operations or financial condition.

We may be financially liable to our customers for defective components supplied by our sub-suppliers.

        Where we are a supplier of modules or systems to our customers, we are responsible for ensuring the quality of the components provided by our sub-suppliers. While we take a number of steps to ensure that our sub-suppliers remain liable for product quality and warranty claims, product liability claims and the costs associated with product recalls relating to the components supplied by our sub-suppliers, we may be liable to our customers if our sub-suppliers become insolvent or are otherwise unable to assume full responsibility for the costs or claims resulting from their supply of defective components.

We bear the financial risk of production volumes falling short of the production estimates on which we quoted.

        Our future business will involve the design and supply of components, assemblies, modules and systems currently in production, as well as contracts awarded or to be awarded to us for production to commence at future dates. Contract volumes for components not yet in production are based on customer estimates of their own future production levels by vehicle body or engine or transmission type, and actual production volumes may vary significantly from such estimates or be delayed or canceled, often without any required compensation to us. We do not typically rely solely on customer estimates, but re-evaluate such estimates based on our own assessment of future production levels by vehicle body or engine or transmission type. For components, assemblies, modules and systems currently under production, we are typically not in a position to request price increases if actual production volumes are less than the production estimates used during the quotation stage.

Our profitability may be affected if expected production volumes are not obtained over the life of the programs we supply.

        Consistent with usual industry practice, we consider awarded business as existing for the life of the particular vehicle, engine or transmission program for planning and capacity allocation purposes. The contracts that we enter into with many of our customers are to supply the customer's requirements for all the engines or transmissions of a particular type actually produced, rather than for a specified quantity of products. However, there is no minimum unit purchase "guarantee" from our customers and firm orders for us consist only of customer orders to release shipments of components, assemblies, modules or systems which typically represent approximately three to six weeks' supply of products. In addition, delays or extended "ramp-ups" associated with the launch of new production facilities and programs may also result in production level variances. To the extent estimated production volumes are not attained, our production economies expected at the time of quotation may not be realized and engineering, design, tooling or other capital costs incurred by us may not be fully recovered.

Fluctuations in relative currency values could adversely affect our profitability.

        Effective January 1, 2003, we changed our financial reporting currency from the Canadian dollar to the U.S. dollar, however, our primary functional currency remains the Canadian dollar. In addition, we also have operations in foreign jurisdictions whose functional currencies include Euros, U.S. dollars, Korean Won, Swiss Francs and other currencies. We do not generally hedge the business activities of self-sustaining foreign subsidiaries. Accordingly, our reported results of operations could be positively or adversely affected by a significant change in the relative values of the U.S. dollar versus the Canadian dollar, the Euro, the Korean Won or the Swiss Franc.

Our currency risk management measures may not be sufficient to offset the impact of significant long-term changes in relative currency values.

        To the extent that our manufacturing facilities may, from time to time, make commitments to sell their products in currencies different from the currency required to pay for the necessary labour, materials and equipment to perform sales contracts, any significant long-term fluctuations in relative currency values could adversely affect our results of operations. We employ hedging programs, primarily through the use of foreign exchange forward contracts, in an effort to manage our foreign exchange exposure and to reduce the impact of currency fluctuations on our profit margins. The amounts and timing of the foreign exchange forward contracts are dependent upon a number of factors, including anticipated production volumes and delivery schedules, customer payment dates and product costs payable in foreign currencies. However, there can be no assurance that these foreign exchange forward contracts will be effective hedges (for example, if projected net foreign cash inflows decline significantly) or that our counterparties on such contracts will not default thereunder. Despite our hedging programs, significant long-term movements in relative currency values could have a significant adverse effect on our operating results.

We may be adversely affected by environmental laws and regulations to which we are subject.

        We are subject to a wide range of environmental laws and regulations imposed by governmental authorities relating to air emissions, soil and ground water quality, wastewater discharge, waste management and the storage of hazardous substances. These environmental laws and regulations are complex, change frequently and may become more stringent and expansive over time. To the extent that we may not be in material compliance with all such laws and regulations, we may incur substantial environmental compliance costs or liabilities in the future.

        To date, environmental laws and regulations have not had a material adverse effect on our operations or financial condition. We have made, and anticipate continuing to make, significant expenditures for environmental matters. We regularly assess the work and costs required to address environmental matters, but we are not able to predict the future costs (whether material or not) which may be incurred to meet environmental obligations. See "ITEM 3. NARRATIVE DESCRIPTION OF THE BUSINESS — ENVIRONMENTAL MATTERS".

Delays in the expansion or construction of new facilities required for program launches could reduce our profitability.

        From time to time, we may increase our production capacity through the construction of new manufacturing facilities or the expansion of existing facilities. New or expanded facilities may be required to accommodate the award of new business or to facilitate the introduction of new manufacturing processes or technologies. However, the construction of new facilities or the expansion of existing facilities involves a number of areas of operational and financial risks. For example, construction delays associated with poor weather, labour disruptions, cost overruns, shortages of construction materials and delays associated with the installation, testing and start-up of new production equipment or manufacturing processes could have a significant adverse effect on our financial condition or production capabilities.

Our operations and future profitability could be adversely affected by delays in launching new programs.

        Since new or expanded facilities may be constructed to accommodate the launch of new customer production programs, the added complexity associated with new program launches can increase this risk. Any delays which impair an OEM's ability to launch a new vehicle type or engine or transmission program could negatively impact our customer relationships and expose us to reimbursement claims from the OEM for costs arising out of such delays, which could have a material adverse effect on our operations and future profitability. Similarly, delays in program launches attributable to an OEM or its other suppliers, as well as delays in the construction of their facilities, could have a significant adverse financial effect on us.

Changes in laws and government regulations could have an adverse effect on our operations.

        There can be no assurance that a change in the current regulatory environment would not adversely affect our operations. Our operations could be adversely affected by changes in tariffs and duties imposed on our products, as well as tighter border controls resulting from heightened security measures.

Our operations could be adversely affected if we are unable to raise capital on reasonable terms.

        At some point in the future, we may need to raise additional funds to refinance existing credit facilities or to take advantage of growth opportunities. There can be no assurance that additional debt or equity financing will be available on commercially reasonable terms, if at all. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of growth opportunities, develop new products and processes or otherwise respond to competitive pressures.

We are controlled by Magna and, as a result, our relationship with Magna is not "arm's length".

        The Stronach Trust controls Magna through its right to direct the votes attached to a sufficient number of the class B shares of Magna which carry a majority of the votes attaching to all outstanding voting shares of Magna. Mr. Frank Stronach, the founder and the chairman of Magna, together with three other members of his family, are the trustees of the Stronach Trust. Mr. Stronach is also one of the members of the class of potential beneficiaries of the Stronach Trust.

        The relationship between us and Magna is not "arm's length". As at March 26, 2004, Magna, through its direct and indirect ownership of 100% of our outstanding Class B Shares, owned approximately 44% of our total equity and controlled approximately 89% of the total votes attaching to all our outstanding Class A Subordinate Voting Shares and Class B Shares. Accordingly, Magna is able to elect all directors on our Board (subject to the "independent director" requirements contained in our Corporate Constitution, see "ITEM 8. CORPORATE CONSTITUTION — BOARD OF DIRECTORS"), and effectively controls us. Subject to our Corporate Constitution, the fiduciary duty of our directors to act in our best interests and other requirements under applicable law, Magna is able to cause us to effect certain corporate transactions without the consent of our minority shareholders and to control the amount and timing of dividend payments. In addition, Magna will be able to cause or prevent a change in control of us, although Magna has advised that it currently intends to retain such voting control.

The interests of Magna may conflict with those of our other shareholders.

        In certain cases, the interests of Magna may not be the same as those of the holders of our Class A Subordinate Voting Shares, and conflicts of interest may arise. While holders of our Class A Subordinate Voting Shares and Magna, as the sole direct and indirect holder of our Class B Shares, will receive dividends equally share for share, Magna will also receive the affiliation fee under the Affiliation Agreement. See "Relationship with Magna — Affiliation Agreement" below. As the affiliation fee is based on our annual sales revenues, Magna may prefer to see an increase in such sales revenues even at the expense of our operating profits. In addition, the Affiliation Agreement may be amended or terminated at any time by Magna acting individually and through its control of us, subject to approval by a majority of the independent directors of our Board. Under applicable corporate law, Magna, in its capacity as a holder of our shares, does not owe a fiduciary duty to us or to any other shareholder.

Our financial prospects may be adversely affected if significant opportunities are allocated to Magna rather than to us.

        Although there is currently limited product competition between us, Magna and Magna's other affiliates (including Magna Steyr), Magna or its other affiliates may supply products or use manufacturing processes similar to those used by us. In addition, to the extent that we, Magna, or Magna's other affiliates develop new products or processes or enter into new businesses or markets, competition between us and Magna or such other affiliates may increase. There is no agreement between us and Magna to deal with potential conflicts of interest that may arise as a result of such competition or the allocation of corporate opportunities between us and Magna in the event of a conflict. We believe, as does Magna, that such opportunities are most appropriately reviewed and dealt with on a case-by-case basis after considering all relevant issues, including the cost-effective allocation of available resources, the availability of production capacities and the requests of customers. It is possible, however, that after a review of the relevant issues, corporate opportunities may be allocated to Magna or its other affiliates rather than to us. To the extent that such opportunities may be significant, our financial prospects could be adversely affected. Although Magna currently allows unrestricted competition among its affiliates (including us), Magna nevertheless could intensify such competition at our expense or could limit our entry into new businesses.

RELATIONSHIP WITH MAGNA

  Affiliation Agreement

        We are a party to an Affiliation Agreement with Magna which formalizes certain aspects of our relationship and which continues to substantially reflect the arrangements adhered to by Magna and us (including by our predecessor corporations) since September 1, 1988. Pursuant to the Affiliation Agreement, Magna provides us with:

  •
  access to its senior management;
  •
  representation on our Board;
  •
  details of new management techniques and incentive programs;
  •
  Magna-wide marketing and market research materials, joint consultation with respect to future research and development and marketing efforts; and
  •
  a non-exclusive, world-wide license to use trademarks which identify Magna (and its products, services and activities) in order to identify us (and our products, services and activities) as being affiliated with Magna, in return for an affiliation fee calculated on the basis of 1.0% of our consolidated net sales, with special "phase-in" arrangements applying to net sales generated from acquisitions completed by us. There is no affiliation fee payable on the net sales generated from businesses acquired by us in the financial year of the acquisition and only 50% of the affiliation fee (i.e. a fee calculated at 0.5% of net sales) is payable in the following financial year. The full 1.0% affiliation fee is payable by us on the net sales from such acquired business in all subsequent financial years. Pursuant to our Corporate Constitution, the affiliation fee may not be increased without the prior approval of the holders of our Class A Subordinate Voting Shares and the holders of our Class B Shares, each voting as a separate class. Any Class A Subordinate Voting Shares held, controlled or directed by Magna or by persons who, by agreement, are acting jointly with Magna (either directly or indirectly) are required to be excluded from the class vote. See "ITEM 8. CORPORATE CONSTITUTION — AFFILIATION AGREEMENT".

        Under the Affiliation Agreement, Magna has the right to obtain non-exclusive licenses under our present and future patents, upon normal commercial terms, to utilize any such patent in a field of operation or area of use not intended to be utilized by us and in respect of products which do not compete with products produced by us. Subject to Magna's discretion to license any new technology or intellectual property developed by Magna to any of Magna's subsidiaries, which may or may not include us, we have agreed with Magna to make reasonable commercial efforts to license to the other exclusively, upon normal commercial terms, any new technology or intellectual property developed by either us or Magna.

        The Affiliation Agreement also provides that all programs established by Magna for the general benefit of Magna's employees (other than the Magna employee equity participation and profit sharing program) will be made available to our employees, and that we will pay our pro rata share of the costs of these programs. Specifically, the Affiliation Agreement also provides that we will fund our pro rata share of the cost of Simeon Park, a 100 acre recreational park situated near Toronto, Ontario maintained by Magna for the exclusive use of the employees (and their families) of Magna and its affiliates, including us.

        The Affiliation Agreement is effective for a term of seven years and five months ending December 31, 2009, and will be renewed automatically for further one-year terms unless terminated by us or Magna upon six months' notice prior to the date of renewal.

  Social Fee Agreement

        Under the terms of a Social Fee Agreement between us and Magna, we pay Magna a fee based on 1.5% of our Pre-Tax Profits as a contribution to social and charitable programs coordinated by Magna on behalf of itself and its affiliates, including us. This social commitment fee represents partial compliance with our requirement in the Corporate Constitution to allocate a portion of our Pre-Tax Profits for political, patriotic, philanthropic, charitable, educational, scientific, artistic, social or other useful purposes in the communities in which we and our affiliates, including Magna, operate.

        The Social Fee Agreement is effective for a term of seven years and five months ending December 31, 2009, and will be renewed automatically for further one-year terms unless terminated by us or Magna upon six months' notice prior to the date of renewal. See "ITEM 8. CORPORATE CONSTITUTION — SOCIAL OBJECTIVES".

  Magna Services Inc.

        We enter into separate arrangements from time to time with Magna Services Inc. ("ServiceCo"), a wholly-owned subsidiary of Magna, regarding the provision of certain administrative services for charges negotiated annually. Currently, the services provided by ServiceCo to us include:

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  information technology (WAN infrastructure and support services);
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  human resources and employee relations services (including administration of the Tesma EPSP);
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  foreign marketing services;
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  internal audit services;
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  insurance;
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  specialized legal, environmental, immigration, finance and treasury support; and
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  management and technology training.

        We may be dependent on ServiceCo to provide other services in the future. To the extent that such service arrangements are not entered into with ServiceCo for any reason, we may not be able to obtain similar services on comparable terms from third parties.

  Sale and Leaseback Transaction with Magna

        On January 31, 2003, we completed a sale and leaseback transaction with MID, then a wholly-owned subsidiary of Magna, for all the land and buildings on our corporate campus, which includes the corporate office building and two manufacturing facilities. This transaction was approved by our Board, upon recommendation by a special committee of independent directors established to review the transaction.

        Under the terms of the purchase and sale agreement, the land and buildings comprising the corporate campus (with a carrying value of $23.5 million) were sold to MID for cash proceeds approximating fair value of $25.0 million. As part of the transaction, we entered into agreements to lease the properties back from MID (at prevailing market rates at inception) for a term of twelve years (with an initial option to renew for three years followed by two subsequent five-year renewal options) and to make lease payments of approximately $2.7 million per year. In addition, under the terms of the transaction, all construction management fees (including carrying charges) of $1.3 million previously billed in fiscal 2002 by MID on account of this project were refunded to us.

        Rental payments totalling $1.9 million were paid by us to MID for the period from February 1, 2003 to August 29, 2003, the date when all of the shares of MID were distributed to the shareholders of Magna pursuant to a planned reorganization of Magna. As a result of this distribution, MID became directly controlled by the same entity that indirectly controls us, such that MID remains a related party to us, but is no longer part of the group of companies controlled by Magna.

  Other Transactions

        Effective January 1, 2003, our Austrian subsidiary transferred certain assets and activities into Magna Systemtechnik AG ("MST"), an entity controlled by Magna established for the training of apprentices in the design, development and manufacturing of tools, prototypes and automotive components. Effective the same date, we acquired a minority equity ownership interest in MST and will participate in its ongoing activities to the extent of this equity ownership interest. We account for this investment using the equity method and, accordingly, $0.4 million was recorded as our share of the net losses of MST to December 31, 2003.

        During calendar 2003, we incurred $0.4 million of capital costs relating to the portion of certain assembly lines that MST was subcontracted to build (the costs of the completed assembly lines were billed by another supplier). In addition, due to the cost overruns and other issues pertaining to these assembly lines, MST billed us an additional $0.8 million, which was expensed in calendar 2003. At December 31, 2003, we had a net payable of $1.0 million due to MST.

        During calendar 2003, we paid $0.4 million to a financing company for the buyout of certain equipment under lease and recorded the amount as due from a related party. The equipment was used in the business activities of an Austrian company controlled by our Chief Executive Officer, which were transferred to MST in calendar 2003. At December 31, 2003, the entire $0.4 million receivable balance from MST was outstanding.

        Our manufacturing plants buy from and sell products to Magna's plants on an ongoing basis in the normal course of their business and on normal commercial terms. As such, Magna is both a supplier to us and a customer of ours. Our sales to Magna and its affiliates in calendar 2003 were $7.6 million, and our purchases of materials from Magna and its affiliates in calendar 2003 were $3.6 million.

        Rental payments to MID from August 29, 2003 (the date of the reorganization of Magna) to December 31, 2003 amounted to $1.1 million and were paid under existing lease agreements (see "Sale and Leaseback Transaction with Magna" above).

        In addition, we expect to enter into additional agreements and transactions with Magna and its affiliates in the future, the terms of which will be determined by negotiation at such time. There can be no assurance that agreements or transactions between us and Magna (or its affiliates) have been or will be on the same terms as could be obtained from independent third parties.

ITEM 10.    ADDITIONAL INFORMATION

        Additional information, including directors' and officers' compensation and indebtedness, principal holders of our securities, options to purchase securities, interests of insiders in material transactions, shareholder performance review graph, report on corporate governance, the report on executive compensation by our Corporate Governance and Compensation Committee, and other matters, where applicable, is contained in our management information circular/proxy statement dated April 8, 2004 for our annual meeting of shareholders held on May 4, 2004.

        Any person may obtain copies of the following documents upon request from our Secretary c/o Tesma International Inc., 1000 Tesma Way, Concord, Ontario, L4K 5R8:

  (1)
  if our securities are in the course of a distribution pursuant to a preliminary short form prospectus or a short form prospectus which has been filed in respect of such distribution:

  (a)
  one copy of this Annual Information Form;

  (b)
  one copy of our 2003 Annual Report to Shareholders which contains the following items:

  (i)
  Management's Discussion and Analysis of Results of Operations and Financial Position, which is incorporated by reference into this Annual Information Form; and

  (ii)
  our audited consolidated balance sheets as at December 31, 2003 and 2002 and our audited consolidated statements of income and retained earnings and cash flows for the year ended December 31, 2003, the five-month period ended December 31, 2002 and for each of the years in the two-year period ended July 31, 2002, together with the notes thereto and the accompanying report of our auditors thereon;

  (c)
  one copy of any of our unaudited interim financial statements subsequent to the audited financial statements for our most recently completed financial year;

  (d)
  one copy of our management information circular/proxy statement in respect of our most recent annual meeting of shareholders; and

  (e)
  one copy of any other document that is incorporated by reference into the preliminary short form prospectus or the short form prospectus; or

  (2)
  at any other time, one copy of any of the documents referred to in (1)(a), (b) and (c) above, provided that we may require the payment of a reasonable charge if the request is made by a person who is not a holder of our securities.

SCHEDULE "A"

PRINCIPAL SUBSIDIARY ENTITIES

        The following is a list of our principal subsidiary entities as at December 31, 2003 and their respective jurisdictions of incorporation or formation. Parent/subsidiary relationships are identified by indentations. The "percentage interest" column indicates the percentage of all voting securities, and, where applicable, non-voting securities, owned by us or over which we exercise control or direction.

	Percentage Interest (Direct/Indirect)		Jurisdiction of Incorporation/ Formation
2014332 Ontario Inc.	100.0		Ontario
Litens Automotive Partnership(1)	76.8		Ontario
836112 Ontario Inc.	100.0	(2)	Ontario
Latco AG	100.0	(2)	Switzerland
ATech Vertriebs GmbH	100.0	(2)	Germany
Tendeco Sales Inc.	100.0	(2)	Delaware
Litens Automotive do Brasil Ltda.	100.0	(2)	Brazil
Litens Automotive (Korea) Inc.	100.0	(2)	South Korea
Litens Automotive (Suzhou) Co., Ltd.	100.0	(2)	China
Litens Holdings (Bermuda) Limited	100.0	(2)	Bermuda
Litens Holdings Verwaltungs GmbH	100.0	(2)	Germany
Litens Holdings GmbH & Co. KG(3)	100.0	(2)	Germany
Litens Automotive GmbH	100.0	(2)	Germany
Litens Automotive S.r.l.(4)	100.0	(2)	Italy
857531 Ontario Inc.	100.0		Ontario
Tesma International (Barbados) Inc.	100.0		Barbados
Tesma International of America, Inc.	100.0		Delaware
Tesma Europa GmbH	100.0		Germany
Tesma Motoren-und Getriebetechnik Ges.m.b.H.	100.0		Austria
HAC Corporation	100.0		South Korea
Eralmetall Verwaltungs GmbH	100.0		Germany
Eralmetall GmbH & Co. KG(5)	100.0		Germany
STT Technologies Inc.(6)	75.0		Ontario
Tesma Tec S.r.l .(7)	100.0		Italy
Tesma-Agla S.r.l.	55.0		Italy

(1)
Litens Automotive Partnership ("LAP") is a partnership between our wholly-owned subsidiary, 2014332 Ontario Inc., and two Ontario corporations controlled by current and former members of senior management of LAP which hold the remaining 23.2% partnership interest. Pursuant to the LAP partnership agreement, as amended, a management committee composed of four members oversees and directs the operations and management of LAP. Decisions of the management committee are by majority vote, subject to a requirement for unanimous approval of certain fundamental decisions. Each of us and one of the two management-controlled Ontario corporations ("Z Co.") is entitled to appoint two members of the management committee. We have granted to Z Co. a right of first refusal in respect of our partnership interest in the event we agree to sell such interest to an arm's length third party. In addition, Z Co. has the option to put its interest in LAP to us at any time at a formula price. LAP is operated in accordance with certain of our policies, including principles relating to the participation by senior management in the pre-tax profits of LAP.

(2)
100% owned, directly or indirectly, by Litens Automotive Partnership; our indirect ownership interest is 76.8%.

(3)
Owned 0.1% by Litens Holdings Verwaltungs GmbH and 99.9% by Litens Holdings (Bermuda) Limited.

(4)
Owned 1% by Litens Automotive GmbH and 99% by Litens Holdings GmbH & Co. KG.

(5)
Owned 0.4% by Eralmetall Verwaltungs GmbH and 99.6% by us.

(6)
Pursuant to the agreement signed in December 2001 when we increased our ownership interest in STT Technologies Inc. ("STT") from 45% to 75%, the other remaining shareholder retained an option to purchase an additional 25% equity ownership from us at any time prior to August 1, 2004 at a formula price. In February 2004, this shareholder exercised its option and acquired an additional 25% interest in STT from us, thereby reducing our ownership interest to 50%.

(7)
Owned 2% by Tesma Europa GmbH and 98% by us.

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ANNUAL INFORMATION FORM TABLE OF CONTENTS
NAME AND INCORPORATION
INTERCORPORATE RELATIONSHIPS
OVERVIEW
ORGANIZATION AND POLICIES
RECENT TRENDS IN THE AUTOMOTIVE INDUSTRY
BUSINESS STRATEGY
ACQUISITIONS AND DIVESTITURES
OPERATIONS OVERVIEW
REPORTABLE OPERATING SEGMENTS
POWERTRAIN PRODUCT TECHNOLOGIES
TECHNOLOGY
ENGINEERING AND DESIGN
PROGRAM MANAGEMENT
MANUFACTURING FACILITIES
SALES AND MARKETING
COMPETITIVE CONDITIONS
AVAILABILITY OF RAW MATERIALS
HUMAN RESOURCES
ENVIRONMENTAL MATTERS
SEASONALITY
LITIGATION
SUPPLEMENTARY QUARTERLY DATA (U.S. dollars in thousands, except per share information) (unaudited)
DIVIDENDS
DIRECTORS
OFFICERS
BOARD OF DIRECTORS
AFFILIATION AGREEMENT
REQUIRED ALLOCATIONS
AUTHORIZED SHARE CAPITAL
BUSINESS INVESTMENTS
SOCIAL OBJECTIVES
INCENTIVE BONUSES
RISK FACTORS
RELATIONSHIP WITH MAGNA
SCHEDULE "A" PRINCIPAL SUBSIDIARY ENTITIES